UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2017 ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, New Jersey 07054

March 29, 2017

Dear Fellow Shareholder:

On behalf of the entire Board I would like to start by thanking you for the trust you have placed in us to act as stewards of your Company. As Chairman and Chief Executive Officer, I am proud to lead a Board that is dedicated to serving you. You are cordially invited to attend the 2017 Annual Meeting of Shareholders to be held on Tuesday, May 9, 2017. The meeting will start at 11:30 a.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Company Performance

Our unmatched distribution at every price point makes our Company unique in the hospitality industry. With our focus on asset-light, fee-for-service business models, and our industry-leading, award-winning Wyndham Rewards program, our suite of brands have grown into category leaders to meet the needs of the everyday traveler.

2016 was a solid year for our Company, with earnings growth and free cash flow generation both in line with our commitments. Revenue reached $5.6 billion, a 1% increase over 2015 and net income was $611 million, flat compared to 2015. Our adjusted net income rose to $636 million, a 5% increase over 2015.* Adjusted EBITDA increased 6% over the prior year or 7% excluding the impact of foreign exchange and acquisitions, consistent with our long-term, compound annual growth rate target of 6-8%. We posted 2016 diluted earnings per share of $5.53, an 8% increase over 2015, and diluted adjusted earnings per share of $5.75, a 13% increase over 2015. These results reflect strong execution and careful expense management, offsetting higher loan losses and unfavorable foreign exchange rates. We also continued to return capital to you in 2016 by repurchasing $625 million of our shares under our share repurchase program and paying cash dividends of $223 million and in February 2017 we increased our dividend by 16%.

Corporate Governance and Executive Compensation

In 2016, the Board welcomed a new Director, Louise F. Brady. Ms. Brady brings a unique and exceptional perspective to the Board with her background in investing and unlocking growth and value through emerging technologies that strongly aligns with our goals to expand our innovative hospitality offerings.

Our Compensation Committee seeks to ensure that executive pay and Company performance are appropriately aligned and continues to incentivize management with the goal of increasing shareholder value. The Committee approved an executive compensation program in 2016 that utilized profitability-based targets to focus our executives on short-term performance and equity awards to promote retention and long-term share price appreciation to drive shareholder value.

As evidence of our pay-for-performance culture, notwithstanding the Company’s solid 2016 operating performance, because our largest business unit, Wyndham Vacation Ownership, did not meet the minimum profitability threshold for an annual incentive compensation payout, I suggested and the Committee independently determined that my annual incentive compensation award would be zero for 2016 to emphasize to all stakeholders our commitment to accountability and aligning Company interests with your interests.

*Please see Appendix A to the Proxy Statement for information on non-GAAP reconciliations and forward looking statements.

In this proxy statement, we provide details on two changes to our executive compensation program for 2017. We revised the peer group we use for compensation benchmarking and, to further align my interests with yours, we modified my compensation structure to increase the percentage that is performance-based and at-risk.

I appreciate the opportunity to provide you with our 2016 highlights and encourage you to read the proxy statement carefully for more information. Your vote is very important. Whether or not you plan to attend the 2017 Annual Meeting, please cast your vote as soon as possible. I look forward to continuing our dialogue in the future and I, along with our outstanding executive team and 38,000 associates worldwide, remain committed to creating even greater shareholder value for you.

Very truly yours,

Stephen P. Holmes

Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

March 29, 2017

Date:	Tuesday, May 9, 2017
Time:	11:30 a.m. local time
Place:	Wyndham Worldwide Corporation 22 Sylvan Way Parsippany, New Jersey 07054

Purposes of the meeting:

•	to elect eight Directors for a term expiring at the 2018 annual meeting
•	to vote on an advisory resolution to approve executive compensation
•	to vote on an advisory resolution on the frequency of the advisory vote on executive compensation
•	to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2017
•	to vote on a shareholder proposal regarding political contributions disclosure if properly presented at the meeting
•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 17, 2017 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Worldwide Corporation may attend the meeting.

What to bring:

If you received (or requested and received) a printed copy of the proxy materials you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials please bring the Notice or voting instructions with you as your Admission Ticket. All persons attending the meeting must bring photo identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 17, 2017 is the record date for the meeting. This means that owners of Wyndham Worldwide common stock at the close of business on that date are entitled to:

•	receive notice of the meeting and
•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 29, 2017, we will begin mailing a Notice to all shareholders as of March 17, 2017, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions by calling their toll‑free number at (866) 540‑7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the annual meeting. You may vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person at the annual meeting by 11:59 p.m. Eastern Daylight Time on Monday, May 8, 2017.

By order of the Board of Directors,

Scott G. McLester Corporate Secretary

i

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
Disclosure About Fees	56
Pre‑Approval of Audit and Non‑Audit Services	56
SHAREHOLDER PROPOSAL	58
Shareholder Proposal Concerning Political Contributions Disclosure	58
Board of Directors’ Statement in Opposition to Shareholder Proposal	59
APPENDIX A: NON‑GAAP FINANCIAL INFORMATION	A‑1

ii

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Worldwide Corporation (Board) to encourage you to vote your shares at our 2017 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2017 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders beginning on or about March 29, 2017 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2017 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Tuesday, May 9, 2017 at 11:30 a.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of eight Directors for a one‑year term
•	the approval of our executive compensation program
•	the frequency of the advisory vote on executive compensation
•	the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2017
•	a shareholder proposal regarding political contributions disclosure if properly presented at the meeting
•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote the individuals named as proxies will have discretionary authority to the extent permitted by law to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 17, 2017 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date 104,740,966 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 52,370,484 shares, also known as a quorum, must be present in person or by proxy at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non‑votes will be counted for the purposes of establishing a quorum at the meeting.

A broker non‑vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote in one of the following ways:

•	by telephone by calling the toll‑free number (800) 690‑6903 (have your Notice or proxy card in hand when you call)
•	by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website)
•	if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided or
•	in person at the annual meeting (please see below under How do I attend the meeting?).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting – please see below under How do I attend the meeting?

When you vote by proxy your shares will be voted according to your instructions. If you sign your proxy card or vote by Internet or by telephone but do not specify how you want your shares to be voted they will be voted as the Board recommends.

What if I am a participant in the Wyndham Worldwide Corporation Employee Savings Plan?

For participants in the Wyndham Worldwide Corporation Employee Savings Plan with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the Director nominees
•	FOR the approval of our executive compensation program

•	for the advisory vote on executive compensation to be held EVERY YEAR
•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2017
•	AGAINST the shareholder proposal regarding political contributions disclosure.

How many votes are required to approve each proposal?

In the election of Directors the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. This means the Director nominees receiving the greatest number of votes will be elected and abstentions and broker non‑votes will have no effect on the outcome of the vote. However, as further described under Election of Directors, under the Board’s Corporate Governance Guidelines any nominee for Director who receives a greater number of votes withheld than votes for election is required to tender his or her resignation for consideration by the Corporate Governance Committee.

For the proposal regarding the frequency of the advisory vote on executive compensation, the choice (i.e., every year, every two years or every three years) receiving the highest number of votes cast by shareholders will be considered by the Board as the expressed preference of shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For all other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non‑votes will have no effect on the outcome of these proposals.

If your shares are registered in the name of a bank, broker or other financial institution and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange, your record holder has discretion to vote your shares on the ratification of auditor proposal but does not have discretion to vote your shares on any of the other proposals. Your broker, bank or other financial institution will not be permitted to vote on your behalf on the election of Director nominees, the advisory vote on executive compensation, the advisory vote regarding the frequency of the advisory vote on executive compensation or the shareholder proposal regarding political contributions disclosure unless you provide specific instructions before the date of the annual meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet.

How do I attend the meeting?

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

We retained D.F. King & Co., Inc. to advise and assist us in soliciting proxies at a cost of $9,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2018 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2018 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a‑8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 29, 2017.

In general, any shareholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in accordance with the procedures set forth in our By‑Laws. Notice of any such proposal must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 9, 2018 and not later than February 8, 2018.  However, if the date of the 2018 Annual Meeting of Shareholders is not within 30 days before or after May 9, 2018 then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or such notice of the date of such annual meeting was mailed whichever occurs first. Our By‑Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. Any notification to bring any proposal before an Annual Meeting of Shareholders must comply with the requirements of our By‑Laws as to proper form. A shareholder may obtain a copy of our By‑Laws on our website or by writing to our Corporate Secretary.

Shareholders may also nominate directors for election at an annual meeting. To nominate a Director shareholders must comply with provisions of applicable law and our By‑Laws. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See below under Director Nomination Process for information regarding nomination or recommendation of a Director.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.wyndhamworldwide.com under the Investors/Corporate Governance page, which can be reached by clicking on the Investors link followed by the Corporate Governance link, for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board‑approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board adopted Corporate Governance Guidelines that along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investors/Corporate Governance page of our website at www.wyndhamworldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Investors/Corporate Governance page of our website at www.wyndhamworldwide.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•

Wyndham Worldwide does not currently employ and has not within the last three years employed the Director or any of his or her immediate family members (except in the case of immediate family members, in a non‑executive officer capacity).

•

The Director is not currently and has not within the last three years been employed by Wyndham Worldwide’s present auditors nor has any of his or her immediate family members been so employed (except in a non‑professional capacity not involving Wyndham Worldwide business).

•

Neither the Director nor any of his or her immediate family members is or has been within the last three years part of an interlocking directorate in which an executive officer of Wyndham Worldwide serves on the compensation or equivalent committee of another company that employs the Director or his or her immediate family member as an executive officer.

•

The Director is not a current employee nor is an immediate family member a current executive officer of a company that has made payments to or received payments from Wyndham Worldwide for property or services in an amount in any of the last three fiscal years exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The Director currently does not have or has not had within the past three years a personal services contract with Wyndham Worldwide or its executive officers.
•

The Director has not received and the Director’s immediate family member has not received during any twelve‑month period within the last three years more than $100,000 in direct compensation from Wyndham Worldwide other than Board fees.

•

The Director is not currently an officer or director of a foundation, university or other non‑profit organization to which Wyndham Worldwide within the last three years gave directly or indirectly through the provision of services more than the greater of 1% of the consolidated gross revenues of such organization during any single fiscal year or $100,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. Our Board is required under New York Stock Exchange rules to affirmatively determine that each Director has no material relationship with Wyndham Worldwide other than as a Director.

In accordance with these standards and criteria the Board undertook its annual review of the independence of its Directors. During this review the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $120,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our non‑management Directors had or has any relationship with us other than as a Director.

As a result of its review the Board affirmatively determined that the following Directors are independent of us and our management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, Louise F. Brady, James E. Buckman, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. All members of the Audit, Compensation and Corporate Governance Committees are independent Directors under the New York Stock Exchange listing standards, SEC rules and the Director Independence Criteria.

Committees of the Board

The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•	Appoints our independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.
•	Pre‑approves all services performed by our independent registered public accounting firm.
•	Provides oversight on the external reporting process and the adequacy of our internal controls.
•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors.
•

Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and provides oversight on hiring policies with respect to employees or former employees of the independent auditor.

•	Maintains procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters.

All members of the Audit Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Investors/Corporate Governance page of our website at www.wyndhamworldwide.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external financial reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Investors/Corporate Governance page of our website at www.wyndhamworldwide.com.

The Audit Committee is comprised of four Directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. The Audit Committee appoints, compensates and oversees the services performed by Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules and the Audit Committee’s established policy for pre-approval of all audit services and permissible non-audit services, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Wyndham Worldwide’s internal control over financial reporting. Deloitte & Touche LLP (Deloitte), Wyndham Worldwide’s independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Worldwide’s consolidated financial statements and the effectiveness of Wyndham Worldwide’s internal control over financial reporting. The Audit Committee reviewed and discussed Wyndham Worldwide’s 2016 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2016, with management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee also discussed with Deloitte matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board (PCAOB) and the SEC.  The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable standards and rules of the PCAOB including those required by Auditing Standard No. 1301,  Communications with Audit Committees, and the SEC regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee also considered whether the permissible non-audit services provided by Deloitte to Wyndham Worldwide are compatible with Deloitte maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)

Louise F. Brady

George Herrera

Pauline D.E. Richards

Compensation Committee

Responsibilities include:

•	Provides oversight on our executive compensation program consistent with corporate objectives and shareholder interests.
•	Reviews and approves Chief Executive Officer (CEO) and other senior management compensation.
•	Approves grants of long‑term incentive awards and our senior executives’ annual incentive compensation under our compensation plans.
•	Reviews and considers the independence of advisers to the Committee.

For additional information regarding the Compensation Committee’s processes and procedures see below under Executive Compensation – Compensation Discussion and Analysis – Compensation Committee Matters.

All members of the Compensation Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Investors/Corporate Governance page on our website at www.wyndhamworldwide.com.

Compensation Committee Interlocks and Insider Participation

During 2016,  Mr. Mulroney, Ms. Biblowit and Ms. Richards served on our Compensation Committee. There are no compensation committee interlocks between Wyndham Worldwide and other entities involving our executive officers and Directors.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board.
•	Reviews principles, policies and procedures affecting Directors and the Board’s operation and effectiveness.
•	Provides oversight on the evaluation of the Board and its effectiveness.
•	Reviews and makes recommendations on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Investors/Corporate Governance page on our website at www.wyndhamworldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2016.

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee
Myra J. Biblowit		M	M
Louise F. Brady	M		M
James E. Buckman				M
George Herrera	M		C
Stephen P. Holmes				C
The Right Honourable Brian Mulroney		C	M
Pauline D.E. Richards	M	M
Michael H. Wargotz	C			M
Number of Meetings in 2016	9	5	4	2

C = Chair

M = Member

The Board held four meetings during 2016. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served while in office.

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, Lead Director and other members of management relative to matters of interest and concern to Wyndham Worldwide.

Board Leadership Structure

The Board believes that Wyndham Worldwide’s CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside our company and industry while the CEO brings company‑specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution and facilitates information flow between management and the Board all of which are essential to effective governance.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between strategy review and independent oversight of management.

Lead Director

The Board selected James E. Buckman, an independent Director who serves as a member of the Executive Committee, to serve as the Board’s Lead Director. The Lead Director serves as a key advisor to the Chairman and the Board; chairs executive sessions of the non‑management Directors and provides feedback to the Chairman; chairs meetings of the Board in the absence of the Chairman; and reviews in advance and consults with the Chairman when necessary regarding the agendas for all Board and committee meetings.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in providing oversight with respect to management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our company and aligned with the achievement of our business objectives and strategies.

The Board regularly reviews information regarding risks associated with our finances, credit and liquidity; our business, operations and strategy; legal, regulatory and compliance matters; and reputational exposure. The Audit Committee provides oversight on our programs for risk assessment and risk management, including with respect to financial accounting and reporting, information technology, cybersecurity and compliance. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation. The Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for providing oversight with respect to the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees provide oversight with respect to our risk management, our CEO and other senior management are primarily responsible for day‑to‑day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. Our leadership structure, with Mr. Holmes serving as Chairman and CEO, also enhances the Board’s effectiveness in risk oversight due to Mr. Holmes’ extensive knowledge of our business and operations, facilitating the Board’s oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management.

Executive Sessions of Non‑Management Directors

The Board meets regularly without any members of management present. The Lead Director chairs these sessions.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non‑management Director or the non‑management Directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion will not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meeting of shareholders absent exceptional cause. All of our Directors at the time attended our 2016 annual meeting and all of our current Directors are expected to attend the 2017 annual meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we adopted Business Principles applicable to all our associates, including our CEO, Chief Financial Officer and Chief Accounting Officer. We will disclose on our website any amendment to or waiver from a provision of our Business Principles or Code of Business Conduct and Ethics for Directors as may be required and within the time period specified under applicable

SEC and New York Stock Exchange rules. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investors/Corporate Governance page of our website at www.wyndhamworldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.

Director Nomination Process

Role of Corporate Governance Committee. The Corporate Governance Committee is responsible for recommending the Director nominees for election to the Board. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity, however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. For the nomination of continuing Directors for re‑election, the Corporate Governance Committee also considers the individual’s contributions to the Board.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under Election of Directors.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third‑party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information it obtains, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Recommendations of Nominees.  The Corporate Governance Committee will consider written recommendations from shareholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by shareholders, the Corporate Governance Committee intends to use a substantially similar evaluation process as described above.

Shareholder Nominations and By‑Law Procedures.  Our By‑Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By‑Laws are posted on our website under Investors/Corporate Governance at www.wyndhamworldwide.com. To nominate a person for election to the Board, a shareholder must submit a notice containing all information required by our By‑Laws regarding the Director nominee and the shareholder and any associated persons making the nomination, including name and address, number of shares owned, a description of any additional interests of such nominee or shareholder and certain representations regarding such nomination. Our By‑Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. We may require any proposed nominee to furnish such other information as we may require to determine his or her eligibility to serve as a Director. Such notice must be accompanied by the proposed nominee’s consent to being named as a nominee and to serve as a Director if elected.

To nominate a person for election to the Board at our annual meeting of shareholders, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. Our By‑Laws require that any such notice be updated as necessary as of specified dates prior to the annual meeting. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.

Compensation of Directors

Non‑management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the interests of shareholders. A management Director receives no additional compensation for Board service.

The Director compensation program for 2016 remained consistent with our 2015 program.

The following table describes 2016 annual retainer and committee chair and membership fees for non‑management Directors. Our Directors do not receive additional fees for attending Board or committee meetings. In addition to these fees, to further align our Directors’ interests with those of our shareholders, the 2016 compensation of each of our non‑management Directors included a $100,000 annual equity grant of time‑vested restricted stock units (RSUs) which vest over a four‑year period. RSUs are credited with dividend equivalents subject to the same vesting restrictions as the underlying units.

	Cash-Based	Stock-Based	Total
Lead Director	$132,500	$132,500	$265,000
Director	$105,000	$105,000	$210,000
Audit Committee chair	$22,500	$22,500	$45,000
Audit Committee member	$12,500	$12,500	$25,000
Compensation Committee chair	$17,500	$17,500	$35,000
Compensation Committee member	$10,000	$10,000	$20,000
Corporate Governance Committee chair	$15,000	$15,000	$30,000
Corporate Governance Committee member	$8,750	$8,750	$17,500
Executive Committee member	$10,000	$10,000	$20,000

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in Wyndham Worldwide stock. The requirement for Directors to receive at least 50% of their fees in our equity further aligns their interests with those of our shareholders. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock‑based portion of their fees in the form of common stock or deferred stock units (DSUs). Directors may also elect to defer any cash‑based compensation or vested RSUs in the form of DSUs. A DSU entitles the Director to receive one share of common stock following the Director’s retirement or termination of service from the Board for any reason and is credited with dividend equivalents during the deferral period. The Director may not sell or receive value from any DSU prior to termination of service.

We make available to each Director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us which benefit we will donate to a charitable beneficiary of the Director’s choice and $100,000 paid directly to a personal beneficiary of the Director’s choice. In the event we undergo a change‑in‑control or a Director retires we will pay the premiums for the policies for one year from the date of the change‑in‑control or retirement as applicable.

We provide up to a three‑for‑one company match of a non-management Director’s qualifying charitable contributions up to a company contribution of $75,000 per year.

We maintain a policy to award our non-management Directors annually 500,000 Wyndham Rewards Points. These Wyndham Rewards Points have an approximate value of $2,500 and may be redeemed for numerous rewards options including stays at Wyndham properties. This benefit provides our Directors with ongoing, first-hand exposure to our properties and operations, furthering their understanding and evaluation of our businesses.

2016 Director Compensation Table

The following table describes compensation we paid our non‑management Directors for 2016:

	Fees Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(a)(b)	($)(c)	($)
Myra J. Biblowit	123,854	223,618	160,125	507,597
Louise F. Brady	—	37,128	75,276	112,404
James E. Buckman	142,635	242,319	171,046	556,000
George Herrera	132,646	232,383	74,010	439,039
The Right Honourable Brian Mulroney	131,370	231,163	217,856	580,389
Pauline D.E. Richards	127,685	227,358	127,346	482,389
Michael H. Wargotz	137,682	237,350	134,483	509,515

(a)

Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each Director was granted a RSU award with a grant date fair value of $100,000 which vests ratably over four years. The remaining amount in each row represents the aggregate grant date fair value of retainer fees paid on a quarterly basis in the form of common stock and/or DSUs.

(b)

Amounts reflected in the Stock Awards column above are for DSUs that were issued in 2016. Total shares of our common stock issuable for DSUs at December 31, 2016 were as follows: Ms. Biblowit, 52,297; Ms. Brady, 555; Mr. Buckman, 47,244; Mr. Herrera, 32,799; Mr. Mulroney, 71,877; Ms. Richards, 38,566; and Mr. Wargotz, 49,432. Total shares of our common stock issuable for unvested RSUs at December 31, 2016 were as follows: Ms. Biblowit, 3,038; Ms. Brady, 0; Mr. Buckman, 3,038; Mr. Herrera, 3,038; Mr. Mulroney, 3,038; Ms. Richards, 3,038; and Mr. Wargotz, 3,038.

(c)

Includes amounts attributable to charitable matching contributions made on behalf of the Director, the value of DSUs credited for dividends paid on DSUs outstanding on the record date for such dividends, the value of dividends paid on vesting of RSUs, the value of Wyndham Rewards Points and life insurance premiums paid by us as applicable. For Ms. Biblowit, this amount also includes an amount attributable to spousal travel. In addition, on limited occasions, Directors’ spouses accompany Directors on the company aircraft when traveling for business purposes, for which there is no incremental cost to the company.

The value of DSUs credited to our Directors for dividends paid on outstanding DSUs were as follows: Ms. Biblowit, $101,443; Ms. Brady, $276; Mr. Buckman, $91,306; Mr. Herrera, $64,470; Mr. Mulroney, $139,846; Ms. Richards, $75,806; and Mr. Wargotz, $95,663. The value of dividends paid to our Directors on vesting of RSUs were as follows: Ms. Biblowit, $4,740; Ms. Brady, $0; Mr. Buckman, $4,740; Mr. Herrera, $4,740; Mr. Mulroney, $4,740; Ms. Richards, $4,740; and Mr. Wargotz, $4,740. The value of charitable matching contributions were as follows: Ms. Biblowit, $53,400; Ms. Brady, $75,000; Mr. Buckman, $75,000;  Mr. Herrera, $4,800; Mr. Mulroney, $73,271; Ms. Richards, $46,800; and Mr. Wargotz, $34,080.

Non‑Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non‑management Director to comply with Wyndham Worldwide’s Non‑Management Director Stock Ownership Guidelines. These guidelines require each non‑management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one‑half times the total retainer value without regard to Board committee fees. DSUs and RSUs credited to a Director count towards satisfaction of the guidelines. As of December 31, 2016, all of our non‑management Directors met or exceeded the stock ownership requirements.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2016: each executive officer named in the Summary Compensation Table below, each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentage values are based on 105,695,338 shares of our common stock outstanding as of December 31, 2016. The principal address for each Director and executive officer of Wyndham Worldwide is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
Capital Research Global Investors	11,755,139	(a)	11.12%
The Vanguard Group	10,016,961	(b)	9.48%
BlackRock, Inc.	7,138,090	(c)	6.75%
Iridian Asset Management LLC	6,810,447	(d)	6.44%
Thomas Anderson	70,426	(e)	*
Geoffrey A. Ballotti	145,957	(e)	*
Myra J. Biblowit	63,910	(e)(f)	*
Louise F. Brady	555	(e)(f)	*
James E. Buckman	55,431	(e)(f)(g)	*
Thomas G. Conforti	145,308	(e)	*
Franz S. Hanning	147,330	(e)(g)	*
George Herrera	33,988	(e)(f)	*
Stephen P. Holmes	1,519,070	(e)(h)(i)	1.43%
Gail Mandel	38,449	(e)	*
The Right Honourable Brian Mulroney	77,904	(e)(f)(g)	*
Pauline D.E. Richards	50,014	(e)(f)	*
Michael H. Wargotz	51,343	(e)(f)	*
All Directors and executive officers as a group (16 persons)	2,557,749	(j)	2.39%

*Amount represents less than 1% of outstanding common stock.

(a)

We have been informed by Amendment No. 2 to a report on Schedule 13G filed with the SEC on February 13, 2017 by Capital Research Global Investors (CRGI) that CRGI beneficially owns 11,755,139 shares of our common stock with sole voting power over 11,755,139 shares, shared voting power over no shares, sole dispositive power over 11,755,139 shares and shared dispositive power over no shares. The principal business address for CRGI is 333 South Hope Street, Los Angeles, California 90071.

(b)

We have been informed by Amendment No. 7 to a report on Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group (TVG) that TVG beneficially owns 10,016,961 shares of our common stock with sole voting power over 170,798 shares, shared voting power over 20,539 shares, sole dispositive power over 9,830,056 shares and shared dispositive power over 186,905 shares. The principal business address for TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(c)

We have been informed by Amendment No. 4 to a report on Schedule 13G filed with the SEC on January 27, 2017 by BlackRock, Inc. and affiliates named in such report (BlackRock) that BlackRock beneficially owns 7,138,090 shares of our common stock with sole voting power over 6,146,573 shares, shared voting power over no shares, sole dispositive power over 7,138,090 shares and shared dispositive power over no shares. The principal business address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(d)

We have been informed by Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 2, 2017 by Iridian Asset Management LLC and affiliates named in such report (IAM) that IAM beneficially owns 6,810,447 shares of our common stock with sole voting power over no shares, shared voting power over 6,810,447 shares, sole dispositive power over no shares and shared dispositive power over 6,810,447 shares. The principal business address for IAM is 276 Post Road West, Westport, Connecticut 06880.

(e)

Excludes shares of our common stock issuable upon vesting of RSUs after 60 days from December 31, 2016 as follows: Mr. Anderson, 35,173; Mr. Ballotti, 52,921; Ms. Biblowit, 1,849; Ms. Brady, 0; Mr. Buckman, 1,849; Mr. Conforti, 52,921; Mr. Hanning, 53,264; Mr. Herrera, 1,849; Mr. Holmes, 112,069; Ms. Mandel, 34,930; Mr. Mulroney, 1,849; Ms. Richards, 1,849; and Mr. Wargotz, 1,849. Excludes performance‑vested restricted stock units (PVRSUs) granted in 2015 and 2016 which vest, if at all, after 60 days from December 31, 2016 as follows: Mr. Anderson, 23,060; Mr. Ballotti, 34,243; Mr. Conforti, 34,243; Mr. Hanning, 34,243; Mr. Holmes, 145,007; and Ms. Mandel, 25,546.

(f)

Includes shares of our common stock issuable for DSUs as of December 31, 2016 as follows: Ms. Biblowit, 52,297; Ms. Brady, 555; Mr. Buckman, 47,244; Mr. Herrera, 32,799; Mr. Mulroney, 71,877; Ms. Richards, 38,566; and Mr. Wargotz, 49,432.

(g)

Includes 3,220 shares held in Mr. Buckman’s IRA. Includes 4,417 shares held by holding company of which Mr. Mulroney is the sole owner. Includes 30,000 shares held in Mr. Hanning’s grantor retained annuity trust.

(h)	Includes 339,391 shares of our common stock which Mr. Holmes has the right to acquire through the exercise of stock‑settled stock appreciation rights within 60 days of December 31, 2016.
(i)

Excludes 182,284 shares of our common stock underlying stock‑settled stock appreciation rights held by Mr. Holmes which are not currently exercisable and are not scheduled to vest within 60 days of December 31, 2016.

(j)

Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount excludes 107,272 shares and 68,511 shares of our common stock issuable upon vesting of RSUs and PVRSUs, respectively, after 60 days from December 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Directors, executive officers and ten percent shareholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2016 reports required to be filed by our Directors and executive officers were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the Board of Directors consists of eight members, seven of whom are non‑management, independent Directors under applicable listing standards and our corporate governance documents.

Our Board recognizes the importance of board refreshment in terms of achieving the appropriate mix of institutional knowledge and experience that our longer-tenured Directors bring to the Board and fresh perspectives that newer Directors bring to the Board. In furtherance of this objective,  the Board increased the number of Directors constituting the Board by one and appointed Ms. Louise F. Brady as a Director in November 2016. Ms. Brady was recommended as a nominee by our Chairman and CEO and our Corporate Governance Committee. Our newly reconstituted Board, consisting of Ms. Brady and seven continuing directors, brings diverse and extensive professional, financial and business experience while balancing independence and tenure. Our Board expects to continue to evaluate its membership and composition on an ongoing basis to optimize its ability to further shareholder interests.

At this year’s meeting, our eight Directors are to be elected for terms expiring at the 2018 annual meeting. On the recommendation of the Corporate Governance Committee, the Board has nominated Stephen P. Holmes, Myra J. Biblowit, Louise F. Brady, James E. Buckman, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz, each of whom is presently a Director. The eight nominees are listed below with brief biographies.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Voting Standard and Majority Vote Policy

Our Certificate of Incorporation and By‑Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard the nominee for each Director position with the most votes is elected.

Under the Board’s Corporate Governance Guidelines any nominee for Director in an uncontested election, such as this one where the number of nominees does not exceed the number of Directors to be elected, who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation the Corporate Governance Committee will consider all factors deemed relevant by its members.

The Board will act on the Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote but in any case no later than 120 days following the certification of the shareholder vote. In considering the Corporate Governance Committee’s recommendation, the Board will review the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other committee and Board activities, deliberations and decisions during this Corporate Governance Committee and Board process.

Nominees for Election to the Board for a
Term Expiring at the 2018 Annual Meeting

Stephen P. Holmes, 60, has served as our Chairman, Chief Executive Officer and a Director since July 2006. Mr. Holmes was Vice Chairman and director of Cendant Corporation and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 to July 2006. Mr. Holmes was Vice Chairman of HFS Incorporated from September 1996 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, Treasurer and Chief Financial Officer of HFS from July 1990 to September 1996.

Mr. Holmes’ exceptional day‑to‑day leadership as our CEO provides him with detailed strategic perspective and knowledge of our operations and industry that are critical to the Board’s effectiveness. He possesses extensive public company management experience and is widely recognized as a visionary leader in the global hospitality industry. Under Mr. Holmes’ leadership, we have focused our business on, among other things, generating significant earnings and cash flow and building world‑renowned hospitality brands, all of which increase shareholder value. Mr. Holmes’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Holmes should serve as our Director.

Myra J. Biblowit, 68, has served as a Director since July 2006. Since April 2001, Ms. Biblowit has served as President of The Breast Cancer Research Foundation. From July 1997 to March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai‑NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History. Ms. Biblowit served as a director of Cendant from April 2000 to August 2006.

As a director of Cendant and a Director of Wyndham Worldwide, Ms. Biblowit has gained a broad understanding of Wyndham Worldwide’s business, operations and culture. Ms. Biblowit’s exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board. As President of The Breast Cancer Research Foundation, a dominant funder of research around the world, Ms. Biblowit brings to the Board a global perspective, marketing skills and a commitment to supporting our communities that add significant value to the Board’s contribution to our success. Ms. Biblowit’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Biblowit should serve as our Director.

Louise F. Brady, 52, has served as a Director since November 2016. Since March 2013 she has served as the Managing Partner and co-founder of the venture capital fund Piedmont Capital Partners, LLC, which develops innovative technologies. She also currently serves as president of Blue Current, Inc., Advanced Chemotherapy Technologies, Inc. and Faster, LLC. From September 1996 to October 2013, she served as Vice President of Investments at Wells Fargo Advisors Financial Services.

Ms. Brady has spent her career focused on leading investment strategies and unlocking growth and value through developing innovative technologies in start-up companies, commercial banking and venture capital portfolio management. Ms. Brady’s exceptional background and skills contribute financial expertise and perspective on innovation to our Board in areas that are important to our business. Ms. Brady’s specific experience, qualifications and skills described above led the Board to conclude that she should serve as our Director.

James E. Buckman, 72, has served as a Director since July 2006 and Lead Director since March 2010. From May 2007 to January 2012, Mr. Buckman served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. From May 1, 2010 to January 2012, Mr. Buckman also served as General Counsel of York Capital Management and from January 2007 to May 2007 he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 to August 2006, a Vice Chairman of Cendant from November 1998 to August 2006 and a Senior Executive Vice President of Cendant from December 1997 to November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS Incorporated from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

Mr. Buckman brings to the Board exceptional leadership, experience and perspective necessary to be our Lead Director. His service as a director, Vice Chairman and General Counsel of Cendant and a Director of Wyndham Worldwide affords Mr. Buckman strong experience with Wyndham Worldwide’s business and operations. Mr. Buckman’s experience with leading hedge fund manager York Capital Management contributes valuable cross‑industry experience and depth of knowledge. Mr. Buckman’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Buckman should serve as our Director.

George Herrera, 60, has served as a Director since July 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera‑Cristina Group, Ltd., a Hispanic‑owned, multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 to July 1998. Mr. Herrera served as a director of Cendant from January 2004 to August 2006.

Mr. Herrera provides the Board with exceptional leadership and management knowledge. As a Cendant director and a Director and Chair of the Corporate Governance Committee of Wyndham Worldwide, Mr. Herrera has gained a broad understanding of the role of the Board in our operations. Mr. Herrera’s service as chief executive officer of multidisciplinary management firm Herrera‑Cristina Group, Ltd. contributes extensive and varied management, finance and corporate governance experience. His service as President and CEO of the U.S. Hispanic Chamber of Commerce brings valuable government relations expertise to the Board. Mr. Herrera’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Herrera should serve as our Director.

The Right Honourable Brian Mulroney, 78, has served as a Director since July 2006. Mr. Mulroney is a Senior Partner in the international law firm Norton Rose Fulbright. He served as Prime Minister of Canada from 1984 to 1993. Mr. Mulroney has served as a director of Blackstone Group L.P. since June 2007 and Quebecor Media Inc. since January 2001. Mr. Mulroney has served as Chairman of the Board of Quebecor Media Inc. since June 2014 and as Chairman of the International Advisory Board of Barrick Gold Corporation since 1995. Mr. Mulroney served as a director of Cendant Corporation from December 1997 to August 2006, Hicks Acquisition Co. I, Inc. from September 2007 to September 2009, Archer Daniels Midland Company Inc. from December 1993 to December 2009 and Barrick Gold Corporation from November 1993 to May 2014.

Mr. Mulroney brings exceptional leadership, experience and expertise to the Board. His service as a Director of Wyndham Worldwide provides the Board with knowledge of our business and strategy as well as a historical perspective on our growth and operations. Mr. Mulroney’s service as the Prime Minister of Canada brings to the Board valuable leadership and international business and government relations expertise. He is a Senior Partner of the international law firm Norton Rose Fulbright, contributing valuable legal experience to the Board. As a director for other public companies, Mr. Mulroney offers valuable perspectives on board operations as well. Mr. Mulroney’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Mulroney should serve as our Director.

Pauline D.E. Richards, 68, has served as a Director since July 2006. Since July 2008, Ms. Richards has served as Chief Operating Officer of Armour Group Holdings Limited (formerly Brevan Howard P&C Partners Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 to March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 to December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards has served as a director of Apollo Global Management, LLC since March 2011. Ms. Richards served as a director of Cendant from March 2003 to August 2006.

Ms. Richards’ extensive financial background and exceptional leadership experience provide the Board with financial accounting and management expertise and perspectives. Her service as a Cendant director and as a Director and member of the Audit Committee of Wyndham Worldwide brings to the Board valuable experience on financial reporting matters that are critical to the Board’s oversight role. Ms. Richards’ service as a chief financial officer and treasurer of leading finance companies allows her to offer important insights into the role of finance in our business and strategy. As a director for other public companies, Ms. Richards offers valuable perspectives on board operations as well. Ms. Richards’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Richards should serve as our Director.

Michael H. Wargotz, 58, has served as a Director since July 2006. Since July 2011, Mr. Wargotz has served as the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a partnership development company. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co‑Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services, and from June 2004 to November 2006, he served as a Vice President of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm, which originated in 2001. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz was a Senior Vice President with HFS Incorporated from July 1994 to December 1997. Mr. Wargotz has served as a director of Resources Connection, Inc. since May 2009 and CST Brands, Inc. since May 2013.

Mr. Wargotz’s senior management experience with Axcess Worldwide, The Milestone Aviation Group and NetJets brings to the Board financial expertise and branding knowledge. As Chair of the Audit Committee of Wyndham Worldwide, he contributes financial reporting and compliance expertise and perspective. Mr. Wargotz’s experience as President and CEO of Cendant’s Lifestyle Division, Chief Financial Officer of Cendant’s Alliance Marketing Segment and Senior Vice President of Cendant’s business development function provides the Board with exceptional leadership and branding and development expertise in areas that are critical to our business. As a director for other public companies, Mr. Wargotz offers valuable perspectives on board operations as well. Mr. Wargotz’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wargotz should serve as our Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis provides an overview of our compensation strategy and program, the processes and procedures of our Compensation Committee of the Board (Committee) and the Committee’s considerations and decisions made under those programs for our named executive officers for 2016. Our named executive officers for 2016 are:

•	Steve Holmes, Chief Executive Officer
•	Tom Conforti, Chief Financial Officer
•	Geoff Ballotti, Chief Executive Officer of our Wyndham Hotel Group
•	Gail Mandel, Chief Executive Officer of our Wyndham Destination Network
•	Tom Anderson, Executive Vice President and Chief Real Estate Development Officer
•	Franz Hanning, former Chief Executive Officer of Wyndham Vacation Ownership

Mr. Anderson will cease serving as our Executive Vice President and Chief Real Estate Development Officer on or about April 28, 2017.  Mr. Hanning ceased serving as Chief Executive Officer of Wyndham Vacation Ownership on November 28, 2016 and continued to be employed in a non-executive capacity until March 2017 to assist with an orderly transition of his responsibilities.

Solid Financial and Operational Performance for Shareholders.  In 2016 our management team led by our named executive officers produced solid financial and operational results continuing a multi-year track record of delivering outstanding value to our shareholders. The following describes who we are and our mission:

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We are one of the world’s largest integrated hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership and unique accommodations including vacation exchange, holiday parks and managed home rentals.

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Welcoming people to experience travel the way they want, we provide travelers with the opportunity to have their ideal  travel experience regardless of location, budget or type of accommodation, all tied together by the industry’s number one rated loyalty program, Wyndham Rewards.

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We create great experiences driven by our signature Count On Me! service culture and the core values guiding us to do business in a way that makes our associates, partners and shareholders proud. Consistently recognized among FORTUNE’S World’s Most Admired Companies and the World’s Most Ethical Companies by Ethisphere, our holistic integration of responsible environmental, social and governance (ESG) practices continues to be an important driver of our success.

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With a consistent focus on asset-light, fee-for-service business models, our suite of travel brands continues to grow into category leaders and are making bold moves today to meet the needs of tomorrow’s travelers. From a landmark hotel brand transformation and developing new experiences for the next generation of timeshare owners, to capturing the increasing demand for unique places to stay across the sharing economy and growing our loyalty program across our collective portfolio, we are embarking on our second decade embracing and fulfilling the needs of the everyday traveler.

•	We aim to make travel more accessible for more people to travel to more places than any other hospitality company in the world.

Our corporate results include:

•	Total revenues in 2016 of $5.6 billion, a 1% increase over 2015.
•	A track record of revenue growth at a 6% compound annual growth rate (CAGR) over the last five years.
•	Net income in 2016 of $611 million, flat compared to 2015 net income. Adjusted net income in 2016 of $636 million, a 5% increase over 2015 adjusted net income.*
•	Adjusted EBITDA increased 6% over the prior year or 7% excluding the impact of foreign exchange and acquisitions, consistent with our long-term CAGR target of 6-8%.*
•	A track record of adjusted EBITDA growth at a 7% CAGR over the last five years.*
•	2016 diluted earnings per share of $5.53, an 8% increase over 2015 diluted earnings per share, and diluted adjusted earnings per share in 2016 of $5.75, a 13% increase over 2015.*
•	A track record of double-digit diluted earnings per share growth and adjusted diluted earnings per share growth at a 17% and 18% CAGR, respectively, over the last five years.*
•	In 2016, our net cash provided by operating activities was $973 million and we generated free cash flow of $782 million, exceeding $740 million in each of the last five years.*
•	Share repurchases totaling $625 million in 2016 and $5.0 billion since our inception following our 2006 spin-off from Cendant.
•	Share repurchases reduced diluted shares outstanding from 119 million shares in 2015 to 111 million shares in 2016, and from 200 million to 111 million shares since our inception.
•	Paid dividends of $223 million in 2016 and $1.1 billion since our inception.
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Our Wyndham Rewards program – one of the blue threads that tie our brands together – is redefining loyalty for our customers by eliminating confusing rewards categories and instead offering a flat, free night redemption rate.

•	Wyndham Rewards is the first major program of its kind to expand its redemption options beyond hotels to include both vacation ownership and vacation rental properties.
•	Wyndham Rewards program enrollment increased by nearly 5 million new members in 2016.
•	In 2016, Wyndham Rewards was named the number one hospitality loyalty program by U.S. News & World Report and the most generous program by IdeaWorks.

Wyndham Hotel Group is the world’s largest hotel company based on number of hotels and is a leading hotel brand franchisor and hotel management services provider with a global portfolio consisting of over 8,000 properties and 697,600 rooms in 77 countries under 15 brands.

* Please see Appendix A for information on non-GAAP reconciliations and forward looking information.

Wyndham Hotel Group’s results include:

•	Revenues in 2016 of $1.3 billion, a 1% increase over 2015.
•	EBITDA in 2016 of $391 million, a 12% increase over 2015. Adjusted EBITDA in 2016 of $401 million, a 7% increase over 2015.*
•	A 2.9% increase in room growth in 2016 over 2015.
•	Increased the depth and breadth of our global portfolio by opening hotels in 6 new countries, bringing our total country count to 77.
•	Continued development of our Wyndham Rewards loyalty program to gain new members and increase member engagement, adding nearly 5 million members in 2016.
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Continued refinement of hotel system quality to reinvigorate and better position our hotel brands with clearly defined standards and appealing attributes for the next generation of travelers, which we believe has improved our WynReview customer surveys and scores with TripAdvisor, NPS and JD Power.

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We continue to reposition and strengthen each of our iconic hotel brands with new marketing campaigns across our 15 economy, midscale and upscale brands, focusing on bringing a lifestyle experience for the everyday traveler.

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Continued roll-out of cloud-based, third-party property management and central reservation systems that benefit franchisees by providing best in class technology services and automated revenue management services.

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Enhanced our management capabilities in the South American market through our acquisition of Fen Hotels, adding two new hotel brands, Dazzler and Esplendor, to our system and 26 management contracts primarily across Latin America with a focus on Argentina.

Wyndham Destination Network is the world’s largest provider of professionally managed, unique vacation accommodations with more than 121,000 vacation properties in over 110 countries on 6 continents, sending nearly 14 million people annually to their desired destinations through its trusted, diverse network of brands.

Wyndham Destination Network’s results include:

•	Revenues in 2016 of $1.6 billion, a 2% increase over 2015. Revenues increased 3% over 2015 excluding acquisitions and the impact of foreign currency.*
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EBITDA in 2016 of $356 million, a 3% decrease compared to 2015. Adjusted EBITDA in 2016 of $385 million, a 4% increase over 2015. Adjusted EBITDA excluding acquisitions and the impact of foreign currency increased 6% over 2015.*

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Continued evolution of the business to optimize our inventory and distribution capabilities, strengthening and enhancing the customer experience through our peer-to-peer plus approach, and providing a full-service, professionally-managed global vacation rental portfolio combined with local market experience.

* Please see Appendix A for information on non-GAAP reconciliations and forward looking information.

•	Enhanced our peer-to-peer plus portfolio by adding 9,000 new vacation rental properties, increasing the total to over 117,000.
•	Launched RCI’s Next Gen program which drives new member growth by introducing tailored offerings through integrated digital platforms for a seamless experience.
•	Expanded our mobile capabilities to over 60% of our total destination network websites, increasing 2016 mobile transactions by 17%.
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Continued expansion of third party distribution channels to complement our vacation rental brands’ proprietary websites, expand consumer awareness and increase bookings, including the utilization of cross-branded inventory.

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Renewed significant RCI affiliations and continued strategic growth with the addition of 76 new vacation ownership affiliates and 171 new vacation ownership resorts to our portfolio of over 4,300 affiliated properties including expansion in China and Southeast Asia.

•	Expanded yield management systems for custom-built pricing solutions and digital recruitment at certain brands.
•	Added more than 20,000 vacation rental properties for redemption through Wyndham Rewards.
•	Executed six vacation rental tuck-in acquisitions in Europe and the U.S., adding numerous new vacation destinations to our network.

Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of 219 vacation ownership resorts serving over 887,000 owners throughout the United States, Canada, Mexico, the Caribbean and the South Pacific.

Wyndham Vacation Ownership’s results include:

•	Revenues in 2016 of $2.8 billion, a 1% increase over 2015.
•	EBITDA in 2016 of $694 million, a 1% increase over 2015. Adjusted EBITDA in 2016 of $708 million, a 3% increase over 2015.*
•	Continued focus on sales to new owners with nearly 33,000 new owners added in 2016.
•	Increased overall owner satisfaction scores by 30 basis points.
•	Continued refinement of marketing and sales programs to increase customer engagement and growth, including our specialist presenter program.
•	Opened 6 new resorts, bringing the total number of resorts to 219 across 32 U.S. states and 7 countries.
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Continued rollout of our innovative Ovation by Wyndham program, offering owners who have benefited from our product for many years but are no longer using it options to gracefully exit their ownership.

•	Continued to support our successful community marketing programs and alliances.

* Please see Appendix A for information on non-GAAP reconciliations and forward looking information.

Our Executive Compensation Program and Governance Align with Shareholder Interests.  We engage in the following practices to ensure that our executive compensation program and governance align with our shareholders’ interests.

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Our annual incentive compensation program requires achievement of rigorous, profitability-based performance metrics designed to incentivize high-performance and achievement of annual financial goals and thus create value for our shareholders.

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Equity awards granted to our named executive officers under our long-term incentive plan are designed to align their interests with our shareholders. Equity awards constitute approximately 75% of our executives’ target annual total compensation and vest over multi-year periods.

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Our incentive compensation program includes a performance-based equity incentive award, the vesting of which is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three-year period, incentivizing medium-term high performance and value growth for our shareholders.

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We grant our named executive officers restricted stock units subject to multi-year vesting requirements designed to retain our executives and ensure that a significant portion of the executives' compensation is tied to long-term stock price performance.

•	Our Board is diverse and all of our Directors, other than our Chairman and CEO, are independent Directors. In 2016, the Board appointed a new Director, further increasing the diversity of our Board.
•	All of our Directors are accountable to shareholders through annual elections and we maintain a majority voting policy for uncontested Director elections.
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We have implemented a shareholder outreach program to seek shareholder feedback on our governance and executive compensation practices. In 2016, in response in part to feedback from our shareholders and the major proxy advisory services, we modified the peer group we use for compensation benchmarking in addition to adding a new Director, and in 2017, the Compensation Committee revised our CEO’s equity-based compensation structure, increasing the percentage of his total target compensation that is performance-based to 67% to further align his interests with shareholder interests. If we achieve performance at maximum achievement levels, Mr. Holmes’ long-term equity incentive award payout will be 80% performance-based. We continue to review all of our governance and compensation practices.

•	Our CEO receives no tax gross-ups for personal aircraft use or other perquisites.
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We have policies prohibiting our Directors and senior executives from engaging in any hedging transactions in our equity securities and from pledging, or using as collateral, our securities to secure personal loans or other obligations, including holding shares in margin accounts.

•	Our named executive officers do not have the right to receive severance solely upon the occurrence of a change-in-control.
•	None of our executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment.
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Consistent with our core values of acting with integrity, respecting everyone everywhere, providing individual opportunity and accountability, improving our customers’ lives and supporting our communities, we are committed to strong ESG principles.

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We have publicly reported on ESG matters for the last six years demonstrating our commitment to and leadership in corporate social responsibility. Our teams have collaborated to integrate the strategic priorities of sustainability, diversity, human rights, ethics and community support directly into our operations while at the same time consistently delivering strong performance across our businesses.
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In 2015, we announced that we met our goal to reduce carbon emissions of our operationally controlled assets by 20% by 2020, six years ahead of schedule. We have increased our target to reduce carbon emissions and water consumption by 40% by 2025.  We continue to work with our businesses to reduce waste and will maintain our goal to ensure that 30% of our qualified supply chain spend is with suppliers who meet our Wyndham Green criteria by 2020. As of December 31, 2015, 27% of suppliers were considered to be in alignment with our sustainability initiatives. In addition, we have reached our goal to plant one million trees which has helped us to improve our environmental footprint.

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We continue to receive positive feedback from our shareholders and other stakeholders for our commitment to strong ESG principles. In addition, our ESG efforts are consistently honored and for the fourth consecutive year we were ranked by the Dow Jones Sustainability Index as the North American hospitality leader. For the last two years, the Carbon Disclosure Project has rated our climate change program and initiatives at the A level. In 2016, Ethisphere Institute named us as one of the World’s Most Ethical Companies and DiversityInc. recognized us as one of the Top 50 Companies for Diversity. In 2017, we received a perfect score on the Human Rights Campaign Corporate Equality Index.

Compensation Actions for 2016. As discussed in more detail below, the compensation decisions and other actions applicable to our named executive officers were as follows:

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In February 2016, the Committee approved base salary merit increases for our named executive officers. For 2016, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

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In February 2016, the Committee granted stock‑settled stock appreciation rights (SSARs), time‑vested restricted stock units (RSUs) and performance‑vested restricted stock units (PVRSUs) to Mr. Holmes, our CEO, and RSUs and PVRSUs to our other named executive officers in the amounts listed in the Grants of Plan‑Based Awards Table below.

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In February 2016, the Committee approved the factors to be used to determine any potential 2016 annual incentive compensation for our named executive officers. These factors are described below under Annual Incentive Compensation.

•	In February 2016, the Committee approved 2016 executive perquisites. Named executive officer compensation for 2016 attributable to perquisites is described in the All Other Compensation Table below.
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In May 2016, 80% of the shares voted on our Say‑on‑Pay Vote at our 2016 Annual Meeting of Shareholders affirmatively voted in support of the compensation of our named executive officers as described in our 2016 proxy statement.

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In February 2017, the Committee approved and we paid our named executive officers 2016 annual incentive compensation in the amounts listed in the Summary Compensation Table. Our CEO did not receive a 2016 annual incentive compensation payout for 2016 as described below under Annual Incentive Compensation.

Changes in our Compensation Program for 2017

The Committee adopted certain changes to our named executive officer compensation program effective for 2017.

In August 2016, the Committee adopted changes to the peer group we use for compensation benchmarking purposes, as described below under Compensation Review and Benchmarking.

In February 2017, to better align us with our peers, external market trends and our shareholders’ interests,

the Committee approved a new compensation structure for our CEO which increases the portion of his total target compensation, consisting of base salary, target annual cash incentive award and target long-term incentive awards, that is performance-based and at-risk. Under this new structure, Mr. Holmes’ base salary represents 11% of his total target compensation, his target annual cash incentive award represents 23% of his total target compensation, and his target long-term equity incentive award, comprised of 67% PVRSUs and 33% RSUs, represents 66% of his total target compensation. Accordingly, for 2017, 67% of our CEO’s total target compensation is performance-based and at-risk. If we achieve performance at maximum achievement levels, Mr. Holmes’ long-term equity incentive award payout will be 80% performance-based.

Named Executive Officer Matters

In February 2017, the employment agreement of Mr. Ballotti, CEO, Wyndham Hotel Group, was amended to extend the term of his employment agreement until March 2020.

In November 2016, Mr. Hanning ceased serving as CEO, Wyndham Vacation Ownership.  Mr. Hanning’s severance was consistent with the terms of his employment agreement.

On  or about April 28, 2017, Mr. Anderson will cease serving as our Executive Vice President and Chief Real Estate Development Officer. Mr. Anderson’s severance will be consistent with the terms of his employment agreement.

The terms of the employment agreements of our named executive officers as amended are described below under Agreements with Named Executive Officers.

Total Compensation Strategy

We employ a Total Compensation Strategy designed to achieve the following objectives:

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Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our businesses and the hospitality industry segments in which we compete and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical to our company. Accordingly, our Total Compensation Strategy is designed in part to promote a long‑term commitment from our named executive officers.

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Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality, service, franchise and brand portfolio companies. We broadly target total compensation, consisting of base salary, cash‑based target annual incentive compensation and equity‑based target long‑term incentive compensation, to be generally consistent with the market median but may approach the 75th percentile of our peer group. We also provide our named executive officers with perquisites which we believe are consistent with our peers and health, welfare and retirements benefits which are reviewed on a company‑wide basis and are deemed to be market competitive.

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Support a high‑performance environment by linking compensation with performance. Our key goals are to increase our earnings, cash flow and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, compensation levels are strongly influenced by corporate, business unit and individual performance.

•	Support a long‑term focus for our executives that aligns their interests with the interests of our shareholders. Long‑term incentive compensation is intended to align the interests of our named executive officers with those of our shareholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.  The Committee is responsible for providing oversight on executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee’s membership is determined by the Board and is composed entirely of independent Directors. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.  For 2016, Aon Hewitt was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation and was paid approximately $124,454 for its services during 2016. In this capacity, the Committee utilizes reports and analyses prepared by Aon Hewitt. Aon Hewitt was retained to provide the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends.

Wyndham Worldwide has historically engaged affiliates of Aon Hewitt for insurance brokerage and actuarial services. In this capacity, management engaged Aon Risk Services, Inc., without Board involvement, to provide insurance brokerage and actuarial services to Wyndham Worldwide during 2016. We paid approximately $1,215,000 to Aon Risk Services, Inc. for these services during 2016, which amount was offset by commissions paid to Aon Risk Services, Inc. by insurance carriers for placing Wyndham Worldwide policies.

Aon Hewitt has in place policies and procedures designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include segregation of executive compensation services in a separate business unit with performance results of that unit measured solely based on the executive compensation services, clearly defined engagements with compensation committees separate from any other services provided, management of multiservice client relationships by separate account executives, no incentives provided for cross-selling of services and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. The Committee reviewed the independence of Aon Hewitt in accordance with New York Stock Exchange requirements and considered this relationship. Based on its review, the Committee concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon Hewitt is objective and independent.

Management’s Role.  Our management plays a significant role in our executive compensation process including evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee to establish the agenda for Committee meetings and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself. Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

Compensation Committee Discretion.  For 2016, while the Committee reviewed management’s recommendations, the Committee retained discretion over all elements and levels of the named executive officers’ compensation. For 2016, the Committee generally based its decisions on a combination of management’s recommendations with respect to executive compensation other than for our CEO and the external market data provided by our management and compensation consultant. Named executive officers, however, do not provide recommendations to the Committee as to their own compensation.

Committee Consideration of Say‑on‑Pay Vote.  We currently hold an advisory vote on the compensation of our named executive officers (Say-on-Pay Vote) on an annual basis in accordance with the preference expressed by our shareholders at our 2011 annual meeting regarding the frequency of the Say-on-Pay Vote. At this year’s annual meeting, we are again asking our shareholders to cast their advisory vote regarding the frequency of future Say-on-Pay Votes and recommend that our shareholders vote to continue our practice of holding our Say-on-Pay Vote annually.

We maintain a shareholder outreach program to seek shareholder feedback on our governance and executive compensation practices. At our 2016 Annual Meeting, 80% of the shares voted on our Say-on-Pay Vote affirmatively voted in support of the compensation of our named executive officers as described in the 2016 proxy statement. The Committee reviewed the outcome of the 2016 advisory vote and believes that the level of support affirms our current executive compensation structure and program. The Committee believed, however, based in part on feedback from shareholders and the major proxy advisory services, it was appropriate to implement the changes to our program described above under Changes in our Compensation Program for 2017. In the future the Committee will continue to review our executive compensation program taking into consideration the outcome of our Say-on-Pay Votes, shareholder and proxy advisory service feedback and other relevant factors in making compensation decisions for our named executive officers.

Annual Evaluation and Compensation Risk Assessment.  An important aspect of the Committee’s work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long‑term incentive compensation and perquisites.

As part of its annual review, the Committee reviews the potential for any material risks arising from or relating to our compensation programs. Based on this review, the Committee believes that our compensation programs do not encourage excessive risk‑taking by our executives or employees and are not reasonably likely to have a material adverse effect on Wyndham Worldwide. In reaching its conclusion, the Committee considered the following aspects of our compensation programs believed to encourage the management of our business in a prudent manner:

•	The Committee reviews and compares executive compensation against our peer group to confirm that compensation is within an acceptable range relative to the external market.
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Our performance‑based compensation is in large part keyed to our earnings, aligning interests of shareholders and management, and designed to improve our core operating results as opposed to using leverage or other high risk strategies.

•	Our annual incentive compensation opportunities and PVRSUs are capped at a specified maximum as a countermeasure to excessive risk‑taking.
•	Our commission‑based sales programs are monitored by management for compliance with law and internal policies.

Employment Agreements

We have employment agreements with each of our named executive officers the terms of which form the basis of our named executive officers’ compensation elements and levels. The compensation elements provided under the agreements are reviewed annually by management, our compensation consultant and the Committee against the peer group described below under Compensation Review and Benchmarking. No employment agreements were amended in 2016. In February 2017, the employment agreement of Mr. Ballotti, CEO of Wyndham Hotel Group, was amended to extend the term of his employment agreement. The terms of the employment agreements with our named executive officers, including this amendment, are described below under Agreements with Named Executive Officers.

Compensation Review and Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

2016 and 2017 Peer Group Composition. For 2016, the Committee utilized the peer group of companies listed below, as previously recommended by our compensation consultant and approved by the Committee, based on one or more of the following criteria: companies or divisions within companies in generally the same industry or business as Wyndham Worldwide; companies that were similar in size to Wyndham Worldwide in terms of revenues and market value; companies used by analysts to compare Wyndham Worldwide’s financial performance; organizations with a global presence; organizations with which we compete for executive talent; and organizations in similar markets or with a similar business model such as non‑hospitality companies that have franchise and brand portfolio operations.

Our peer group for 2016 executive compensation benchmarking consisted of the following companies:

American Express Company	Intercontinental Hotels
Carnival Corporation & Plc	Marriott International, Inc.
Choice Hotels International, Inc.	MGM Mirage
Colgate Palmolive Company	Royal Caribbean Cruises Ltd.
Darden Restaurants, Inc.	Starbucks Corporation
Expedia Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Ryman Hospitality Properties Inc.	The Walt Disney Company
Host Hotels & Resorts, Inc.	Wynn Resorts, Limited
Hyatt Hotels Corp.	Yum Brands, Inc.

In August 2016, the Committee reviewed our peer group composition used for executive compensation benchmarking purposes. As a result of this review, the Committee determined to make changes to our peer group, effective for 2017, based upon the review and recommendation of Aon Hewitt. The following companies were added to the peer group: Hilton Worldwide Holdings Inc., a direct competitor and similar in size to the company; Las Vegas Sands Corp., a global business in a related industry; and Priceline, a competitor in e-commerce. Additionally, the following companies were removed from the peer group for reasons related to size, change in structure, acquisition of the company or limited availability of data: American Express Company, The Walt Disney Company, Ryman Hospitality Properties Inc., InterContinental Hotels and Starwood Hotels & Resorts Worldwide, Inc. Our peer group for 2017 executive compensation benchmarking consists of the following companies.

Carnival Corporation & Plc	Las Vegas Sands Corp.
Choice Hotels International, Inc.	Marriott International, Inc.
Colgate Palmolive Company	MGM Mirage
Darden Restaurants, Inc.	Priceline
Expedia Inc.	Royal Caribbean Cruises Ltd.
Hilton Worldwide Holdings Inc.	Starbucks Corporation
Host Hotels & Resorts, Inc.	Wynn Resorts, Limited
Hyatt Hotels Corp.	Yum Brands, Inc.

2016 Peer Review. In February 2016, our compensation consultant conducted a competitive review of the compensation elements and levels of our named executive officers using the 2016 peer group. As part of this review, our compensation consultant prepared and management provided the Committee with total compensation summaries and tally sheets for the named executive officers together with related peer group data. The objectives of the compensation review were to compare for consistency the compensation of our executives to that of similarly‑situated executives and ensure that our compensation practices and elements are consistent with our Total Compensation Strategy.

Our compensation consultant’s review of peer group compensation included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, time‑based long‑term incentive compensation, total cash compensation and total compensation. Compensation levels were obtained for the peer group median, average, 25th and 75th percentiles for each compensation element at target level performance (excluding for this purpose premium levels of performance under our annual and long‑term incentive compensation programs) to provide an understanding of our compensation practices against competitive pay practices. For certain executives, such as our Chief Real Estate Development Officer, due to limited comparability of peer group data, this data, along with supplemental general industry survey data provided by our compensation consultant, is used only as a broad competitive reference point.

Using this competitive review and consistent with our Total Compensation Strategy, we broadly target total compensation (consisting of base salary, target annual incentive compensation and target long‑term incentive compensation) to be generally consistent with the market median but may approach the 75th percentile of the peer group. However, the Committee does not view this benchmark as a rigid standard because the Committee does not believe that categorical guidelines or formulae are appropriate for determining the mix or levels of compensation for our named executive officers. The Committee views benchmarking simply as one factor in making compensation decisions for our named executive officers as it does not account for subjective factors such as challenges we face as a company, individual past and expected future performance, leadership ability, recruiting and retention needs, succession planning, experience or scope of responsibility. As a result, our named executive officers’ target compensation opportunities as well as actual total compensation may be above or below targeted levels based on these factors. The Committee’s review of peer group data in 2016 confirmed that actual total compensation paid to our named executive officers was generally consistent with or below the 75th percentile. In one instance, where our NEO’s actual total compensation fell below our intended benchmark, the Committee approved a market adjustment to base salary as discussed below.

On an annual basis our compensation consultant also reviews the general framework and elements of our executive compensation program. Based on this review, our compensation consultant advised management and the Committee that the elements of compensation that we provide our named executive officers are consistent with the compensation elements provided by our peer group companies. As part of this review, our compensation consultant prepared tally sheets for each named executive officer. In addition to reviewing market data, the Committee reviews these tally sheets which identify the value of each compensation element, including base salary, annual incentive compensation, long‑term incentive compensation, perquisites and the value of severance and change‑in‑control payments under various termination and change‑in‑control scenarios against internal targets as well as performance of competitors, recruiting and retention pressures, internal pay equity and succession and development planning.

Reviewing the tally sheets helps the Committee to balance the various compensation elements so that no single element is too heavily weighted and there is an appropriate mix between fixed and variable compensation and short‑term and long‑term compensation to ensure alignment with our Total Compensation Strategy. As each compensation element has different objectives as discussed below, Committee review and determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Total Compensation Strategy. Given the significant scope and responsibilities of our CEO, which are greater than those of our other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

Base Salary

Consistent with our Total Compensation Strategy, we provide base salaries designed to attract and retain our named executive officers and provide them with a base level of income. For 2016 base salary merit increases, management provided the Committee with a market assessment of annual salary increases utilizing external market data from World at Work, Aon Hewitt, Towers Watson and Mercer annual salary increase surveys. We based the 2016 merit increases on this market analysis and a review of the 2015 individual performance of the named executive officers. To review the individual performance of our named executive officers, senior management (or in the case of our CEO, the Committee) reviews the executives’ individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives including business development, business drivers and cost reduction initiatives.

In February 2016, the Committee approved 2016 base salary merit increases for each of our named executive officers that were effective February 20, 2016 based on their performance evaluations and maintaining market competitiveness. For 2016, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

In February 2017, although the company had solid financial results in 2016, the Committee, upon review of our named executive officers against their peers, determined not to provide merit increases to their 2017 base salaries with the exception of Ms. Mandel who received a 10% market adjustment.

Annual Incentive Compensation

Consistent with our Total Compensation Strategy, we provide cash‑based annual incentive compensation designed to create incentives for the named executive officers to drive our short‑term financial and operating performance and thus create value for our shareholders.

In February 2016, management recommended and the Committee approved a combination of factors to determine potential 2016 annual incentive compensation for our named executive officers including actual total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), as adjusted, a standard measure of our profitability, as measured against target EBIT established at the beginning of the plan year, and a target award opportunity generally expressed as a percentage of each executive’s base salary. An executive’s annual incentive compensation may be higher or lower than target annual incentive compensation depending on corporate and/or business unit performance. The maximum annual incentive award opportunity for our named executive officers under the annual incentive compensation program is 150% of the target award opportunity.

The EBIT targets set for the corporation and its business units are recommended by management subject to approval by the Committee and are based on operating budgets that reflect our strategic plan. EBIT may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance such as restructuring costs and impairments, the categories of which are specified at the outset of the performance period. Consistent with our Total Compensation Strategy, we believe that the EBIT targets set appropriate goals for our executives to achieve short-term earnings growth and create shareholder value. We further believe that using our annual incentive compensation program to provide incentives to our named executive officers to exceed the EBIT targets and accomplish our strategic objectives is an important tool to implement our Total Compensation Strategy.

Following the completion of each year, the Committee reviews the corporate and business unit operating results achieved against the pre‑established EBIT targets approved by the Committee. In addition, as a threshold matter, to ensure that the performance of the individual executives is at the high level expected, senior management reviews with the Committee (or in the case of our CEO, the Committee itself reviews) each executive’s individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives, business drivers, business development and other initiatives as applicable. If based on this review, performance at the corporate, business unit or individual level did not meet expectations, the Committee may use its discretion to adjust downward or not provide the executive’s annual incentive compensation award.

Under our 2016 annual incentive program, the pre‑established performance tiers ranged from 97% up to 105.6% of the EBIT target for the corporation and each business unit, with corresponding payout levels ranging, respectively, from 25% of the target award opportunity up to a maximum of 150% of the target award opportunity. Payout level is interpolated where performance is achieved between the specified performance tiers subject to the 150% maximum payout. Performance achievement below 97% of the EBIT target for the corporation or a business unit results in no payout with respect to any portion of the award based on such corporate or specific business unit’s performance.

For 2016, EBIT targets and results were as follows: the corporate EBIT target was $1.13 billion and actual adjusted corporate EBIT was $1.12 billion or 99.5% of the target; the Wyndham Hotel Group EBIT target was $329.4 million and actual Wyndham Hotel Group adjusted EBIT was $328.3 million or 99.7% of the target; the Wyndham Destination Network EBIT target was $290.9 million and actual Wyndham Destination Network adjusted EBIT was $300.5 million or 103.3% of target; and the Wyndham Vacation Ownership EBIT target was $677.1 million and actual Wyndham Vacation Ownership adjusted EBIT was $633.9 million or 93.6% of the target.

Annual incentive compensation paid to Mr. Holmes was weighted 100% on the corporate results. The Committee reviewed the corporate results together with Mr. Holmes’ individual performance and determined that he would have been eligible to receive a 2016 annual incentive compensation award at 65% of target. However, notwithstanding the company’s solid 2016 operating performance in a continuing challenging industry environment, because our largest business unit, Wyndham Vacation Ownership, did not meet its minimum EBIT target required for payout, Mr. Holmes suggested to the Committee and the Committee independently determined for 2016 that Mr. Holmes’ annual incentive compensation award would be zero. The Committee’s decision not to award the CEO an annual incentive compensation award for 2016 was intended to emphasize to all stakeholders our commitment to accountability and aligning company interests with the interests of our shareholders. Performance at the Wyndham Vacation Ownership business unit and its impact on overall corporate results was also taken into account in management’s recommendations and the Committee’s determinations with respect to the annual incentive payouts for our other named executive officers.

Annual incentive compensation paid to Mr. Conforti and Mr. Anderson was weighted 100% on the corporate results. Management reviewed the corporate results together with Mr. Conforti’s and Mr. Anderson’s individual performance and recommended to the Committee that each receive 2016 annual incentive compensation at 65% of target.

Annual incentive compensation paid to Mr. Ballotti was weighted 25% on the corporate results and 75% on Wyndham Hotel Group results. Management reviewed the Wyndham Hotel Group and corporate results together with Mr. Ballotti’s individual performance and recommended to the Committee that he receive 2016 annual incentive compensation at 85.3% of target.

Annual incentive compensation paid to Ms. Mandel was weighted 25% on the corporate results and 75% on Wyndham Destination Network results. Management reviewed the Wyndham Destination Network and corporate results together with Ms. Mandel’s individual performance and recommended to the Committee that she receive 2016 annual incentive compensation at 109.8% of target.

The Non‑Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2016.

Long‑Term Incentive Compensation

Consistent with our Total Compensation Strategy, we provide our named executive officers with long‑term incentive compensation to create incentives to achieve share price appreciation for the benefit of shareholders and encourage retention. Accordingly, 2016 long‑term incentive compensation for our named executive officers focused on aligning their interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention. Long‑term incentive compensation is granted under our 2006 Equity and Incentive Plan. Our compensation consultant and the Committee periodically review our plan design to confirm its consistency with our peers with respect to items such as long‑term incentive mix prevalence and vesting provisions. Additionally, due to the large portion of our named executive officers’ total target compensation that is attributable to long‑term incentive compensation, our compensation consultant and the Committee reviewed long‑term incentive amounts exclusive of our long‑term incentive plan (LTIP) modifier awards against peer data and confirmed general consistency with our Total Compensation Strategy.

Management annually recommends to the Committee an aggregate budget available for long‑term incentive compensation. For 2016, the aggregate budget was allocated based on the relative number of eligible executives in corporate services and the business units. Long‑term incentive compensation is then recommended by management (other than for our CEO, which is determined by the Committee) and granted by the Committee to the named executive officers based on individual performance review, tenure, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include corporate or business unit results of operations, achievement of strategic objectives and leadership characteristics.

Based on these factors, the Committee determined our CEO’s 2016 annual long‑term incentive award to be in the form of 25% SSARs and 75% RSUs plus an LTIP modifier in the form of PVRSUs. For our other named executive officers, annual long‑term incentive awards were granted in the form of RSUs plus an LTIP modifier in the form of PVRSUs. As discussed below, PVRSUs are viewed as a modifier of the annual long‑term incentive awards because premium performance in excess of target must be achieved in order for any portion of the PVRSUs to be earned.

A SSAR represents the right to receive a number of shares of common stock equal in value to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the SSAR and provides the executive incentive to drive long‑term share price appreciation.

A RSU represents the right to receive a share of our common stock on a set vesting date subject to continued employment and provides the executive incentive to drive share price appreciation while encouraging retention.

A PVRSU represents the right to receive a share of our common stock on a set vesting date subject to achievement of pre‑established earnings per share performance goals and continued employment and provides the executive incentive to drive earnings growth and share price appreciation while encouraging retention.

The performance goals for our PVRSU awards are set by the Committee at levels that exceed our three‑year projected target earnings per share established at the time of grant of the PVRSU award. Target earnings per share represents a level of earnings per share consistent with our projected operating budget. Because PVRSU awards vest only if actual earnings per share, as adjusted, exceed target earnings per share, the probable outcome with respect to these awards at the time of grant is that earnings per share in excess of target earnings per share will not be achieved and no PVRSUs will be earned. The Committee believes that the PVRSU performance goals are consistent with the Committee’s intention of making the vesting of these awards contingent upon achieving exceptional growth in earnings per share that strongly benefits shareholders.

Vesting of PVRSUs is contingent upon achievement of the levels of performance specified below and where performance is achieved between these specified performance tiers the number of vested PVRSUs is interpolated.

The levels of performance set forth below were used to set PVRSU awards for 2016. No shares vest under the terms of these awards unless our cumulative earnings per share performance exceeds 102% of target earnings per share at the end of the three‑year performance period.

Performance Achievement as % of Cumulative EPS Target	Level of Vesting as % of Total PVRSUs
100%	0% of PVRSUs
102%	0% of PVRSUs
104%	33% of PVRSUs
106%	67% of PVRSUs
108%	100% of PVRSUs (maximum)

The total cost of PVRSUs is fully funded by achievement of the earnings per share performance goals, which represent premium levels of earnings growth. The earnings per share results may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance, such as restructuring costs and impairments, the categories for which are specified at the outset of the performance period. Subject to achievement of performance tiers, vesting occurs on the third anniversary of the grant date or later upon certification of results by the Committee.

Consistent with the objectives described above, in February 2016, the Committee granted SSARs, RSUs and PVRSUs to Mr. Holmes and RSUs and PVRSUs to each of our other named executive officers in the amounts listed in the Grants of Plan‑Based Awards Table below.

In 2014, PVRSU awards were granted to our named executive officers covering a three‑year performance period including years 2014, 2015 and 2016. In February 2017, these PVRSU awards vested at the maximum level due to earnings per share growth that exceeded 108% of the three‑year cumulative earnings per share target.

The 2016 Outstanding Equity Awards at Fiscal Year End Table provides additional information regarding the results of our 2014 PVRSU awards and performance through 2016 year end with respect to outstanding PVRSU awards granted in 2015 and 2016.

In February 2017, to better align us with our peers, external market trends and our shareholders’ interests, the Committee approved a new structure for our CEO’s 2017 long-term incentive awards which increases the portion that is performance-based. Approximately 67% of our CEO’s 2017 target long-term incentive award was granted in the form of PVRSUs and the remaining 33% was granted in the form of RSUs. As a result, for 2017, 67% of our CEO’s total target compensation is performance-based and at-risk. If we achieve premium levels of performance at maximum, Mr. Holmes’ long-term equity incentive award payout will be comprised of 20% RSUs and 80% PVRSUs. See above under Changes in our Compensation Program for 2017 for additional information.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our Total Compensation Strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.

In February 2016, management provided the Committee with and the Committee reviewed a market assessment of competitive perquisite practices utilizing widely available market data publications from Aon Hewitt and other compensation consultants. Based on this information, the Committee found our 2016 executive perquisites to be consistent with market practices.

In February 2016, the Committee approved perquisites for the named executive officers including a leased automobile and financial planning services. For certain perquisites, the named executive officers other than Mr. Holmes receive a tax gross‑up payment, which means they receive additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. In February 2015, Mr. Holmes requested that he no longer receive tax gross‑up payments on perquisites. As permitted under his employment agreement, for 2016 we provided Mr. Holmes with personal use of company aircraft for which we imputed income without a tax gross‑up. The All Other Compensation Table below lists compensation attributable to perquisites provided to the named executive officers for 2016.

Deferred Compensation Plans

Officer Deferred Compensation Plan.  Our nonqualified officer deferred compensation plan permits named executive officers to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump‑sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

401(k) Plan.  We provide all employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer base salary. We provide named executive officers and other participants a company match of base salary contributed up to 6% of base salary. The company match is 100% vested.

Savings Restoration Plan.  We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code of 1986, as amended (Code), but there are no matching contributions for these deferrals. None of our named executive officers have a balance under our Savings Restoration Plan.

Severance Arrangements

The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation, as well as accelerated vesting of specified long‑term equity grants, and in the case of PVRSUs, vesting based on performance during a specified period, if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed more specifically below under Agreements with Named Executive Officers and Potential Payments on Termination or Change‑in‑Control.

The severance terms for the named executive officers were established in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the peer group data review.

Change‑in‑Control Arrangements

In the event of a change‑in‑control of Wyndham Worldwide, the named executive officers receive cash severance payments only if their employment is terminated without cause or for constructive discharge following the change‑in‑control. Our named executive officers are not entitled to any excise tax gross‑up in connection with their change‑in‑control arrangements. Long‑term equity compensation grants made to all eligible employees, including the named executive officers, fully vest on a change‑in‑control. The payments and terms of our named executive officers’ change‑in‑control arrangements are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change‑in‑Control.

The change‑in‑control terms for the named executive officers established in connection with their employment agreements are generally consistent with peer group market practices and data provided by our compensation consultant. Since a potential change‑in‑control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change‑in‑control arrangements arises only in the context of an imminent change‑in‑control. The terms do not enhance the named executive officers’ current income and therefore are independent of the peer group data review.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines require our named executive officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary, Business Unit CEO and our CFO: 2 times base salary, and all other executive officers: 1 times base salary. Stock ownership meeting the guidelines includes common stock and RSUs but excludes PVRSUs. As of December 31, 2016, all of the named executive officers exceeded these stock ownership requirements.

Policy Against Hedging and Pledging of Company Stock

Our insider trading policy contains restrictions on transactions in our securities by our Directors, executive officers and other employees who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from directly or indirectly purchasing financial instruments or engaging in any derivative transactions that are designed to hedge, offset or eliminate the risk of any decrease in the market value of Wyndham Worldwide securities. These persons are also prohibited under this policy from pledging Wyndham Worldwide securities as collateral for personal loans, including holding Wyndham Worldwide securities in margin accounts.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)

Myra J. Biblowit

Pauline D.E. Richards

2016 Summary Compensation Table

The following table summarizes compensation paid to our named executive officers for 2016, 2015 and 2014.

						Non‑Equity
				Stock	Option	Incentive Plan		All Other
		Salary	Bonus	Awards	Awards	Compensation		Compensation		Total
Name & Principal Position	Year	($)	($)	($)(a)	($)(a)	($)(b)		($)(c)		($)
Stephen P. Holmes	2016	1,571,150	—	6,000,000	2,000,000	—	(d)	963,898		10,535,048
Chairman and Chief Executive Officer	2015	1,595,784	—	5,625,000	1,875,000	4,787,353		1,089,170		14,972,307
	2014	1,500,008	—	5,437,500	1,812,500	4,260,022		1,101,861		14,111,891
Geoffrey A. Ballotti	2016	740,384	—	2,800,000	—	631,548		412,940		4,584,872
President and Chief Executive Officer,	2015	737,696	—	2,700,000	—	1,106,545		424,728		4,968,969
Wyndham Hotel Group	2014	684,230	—	2,600,000	—	956,636		409,529		4,650,395
Gail Mandel	2016	565,391	—	2,100,000	—	620,800		143,181		3,429,372
President and Chief Executive Officer,	2015	556,935	—	2,000,000	—	835,403		134,500		3,526,838
Wyndham Destination Network	2014	—	—	—	—	—		—		—	(f)
Thomas G. Conforti	2016	740,384	—	2,800,000	—	481,250		392,846		4,414,480
Executive Vice President and	2015	731,543	—	2,700,000	—	1,097,315		443,050		4,971,908
Chief Financial Officer	2014	652,620	—	2,600,000	—	926,720		389,424		4,568,764
Thomas Anderson	2016	565,515	—	1,900,000	—	367,584		263,031		3,096,130
Executive Vice President and	2015	557,613	—	1,800,000	—	836,420		290,883		3,484,916
Chief Real Estate Development Officer	2014	516,164	—	1,600,000	—	732,953		252,056		3,101,173
Franz S. Hanning	2016	795,395	—	2,800,000	—	—		5,993,889	(e)	9,589,284
Former President and Chief Executive Officer,	2015	794,824	—	2,700,000	—	1,350,000		373,411		5,218,235
Wyndham Vacation Ownership	2014	739,242	—	2,700,000	—	1,332,000		359,156		5,130,398

(a)

Represents the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 19 to our 2016 audited financial statements of our annual report on Form 10‑K filed with the SEC on February 17, 2017. Mr. Hanning forfeited 50% of the RSU grant reflected in this column upon his termination of employment.

No grant date fair value is attributable to PVRSU awards under ASC 718 due to the fact that no amount will be earned under these awards at target performance. Performance results must exceed 100% of target performance in order for any PVRSUs to be earned on awards granted in 2014 and 2015 and 102% of target performance in order for any PVRSUs to be earned on awards granted in 2016, and must meet 108% of target performance in order for the maximum number of PVRSUs to be earned on awards granted in 2014, 2015 and 2016. The grant date fair value of PVRSU awards granted in 2016 assuming maximum achievement of performance goals would be as follows: Mr. Holmes, $6,000,000; Mr. Ballotti, $1,400,000; Ms. Mandel, $1,050,000; Mr. Conforti, $1,400,000; Mr. Anderson, $950,000; and Mr. Hanning, $1,400,000.

The actual value realized by each individual with respect to PVRSU awards will depend on the number of shares earned based on our actual performance over the cumulative three‑year performance period measured against the performance goals established at the time of grant. The Outstanding Equity Awards at 2016 Fiscal Year‑End Table below provides information on PVRSU awards made in 2014, 2015 and 2016 based on performance through December 31, 2016.

(b)

For 2016, represents annual incentive compensation for 2016 paid in 2017. For 2015, represents annual incentive compensation for 2015 paid in 2016. For 2014, represents annual incentive compensation for 2014 paid in 2015.

(c)	See All Other Compensation Table below for a description of compensation included in this column.
(d)

For 2016, Mr. Holmes suggested and the Compensation Committee independently determined that his annual incentive compensation award would be zero to emphasize to all stakeholders our commitment to accountability and aligning company interests with shareholder interests, as further described above under Annual Incentive Compensation.

(e)

For Mr. Hanning, the equity acceleration amount of approximately $822,300 included in All Other Compensation is attributable to 9,770 shares granted in February 2016. In accordance with SEC rules, the $700,000 grant date fair value of these shares is also reported in the Stock Awards column above for 2016, thereby causing an amount attributable to these shares to be counted twice in Mr. Hanning’s total compensation. See footnote (g) to the 2016 All Other Compensation Table below.

(f)	Information is not reported for Ms. Mandel for 2014 because she was not a named executive officer at that time.

2016 All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following for 2016.

	Mr. Holmes	Mr. Ballotti	Ms. Mandel	Mr. Conforti	Mr. Anderson	Mr. Hanning
	($)	($)	($)	($)	($)	($)
Personal use of company aircraft (a)	137,207	—	—	—	—	—
Company automobile (b)	20,321	29,235	20,190	17,499	22,557	20,755
Financial planning services (c)	15,000	11,495	11,495	11,495	8,735	11,495
401(k) company match	—	15,467	15,900	15,900	15,900	15,900
Deferred compensation company match	94,269	82,316	33,924	73,298	55,986	47,845
Dividends (d)	675,253	235,432	36,676	230,154	133,753	245,170
Executive medical/annual physical (e)	21,848	10,000	2,000	21,848	—	10,000
Aggregate tax gross‑up (f)	—	28,995	22,996	22,652	26,100	22,909
Severance (g)	—	—	—	—	—	5,619,815
Total	963,898	412,940	143,181	392,846	263,031	5,993,889

(a)

The value shown for personal use of company aircraft is the aggregate incremental cost to Wyndham Worldwide of such use based on the average variable operating cost per hour flown which includes fuel costs, repositioning, landing and parking fees, catering expenses and associated air crew lodging and related expenses. Fixed costs that do not change based on usage such as crew salaries, insurance and maintenance are not included.

(b)

Aggregate incremental cost to us of automobile benefit calculated as the aggregate company payment less any executive contribution. The amounts for company payment include insurance and other charges and exclude tax gross‑up described below.

(c)	Amounts exclude tax gross‑up described below.
(d)	Dividends paid on vesting of RSUs and PVRSUs.
(e)	Aggregate incremental cost to us of annual physical exams for our named executive officers as well as insurance premiums paid in connection with executive medical benefits.
(f)

In February 2015, Mr. Holmes requested that he no longer receive tax‑gross up payments on perquisites. Aggregate tax gross‑up for our other named executive officers consisted of the following: Mr. Ballotti, automobile, $22,806 and financial planning, $6,189; Ms. Mandel, automobile, $16,807 and financial planning, $6,189; Mr. Conforti, automobile, $16,463 and financial planning, $6,189; Mr. Anderson, automobile, $21,397 and financial planning, $4,703; and Mr. Hanning, automobile, $18,756 and financial planning $4,153.

(g)

Severance consists of Mr. Hanning’s  $3,400,000 cash severance payment and $2,219,815 attributable to accelerated vesting of his outstanding time-based RSU grants determined by multiplying the number of vested shares and the closing price on the effective date of termination of March 1, 2017. Of this equity acceleration amount, approximately $822,300 is attributable to 9,770 shares granted in February 2016. In accordance with SEC rules, the $700,000 grant date fair value of these shares is also reported in the Stock Awards column of the 2016 Summary Compensation Table for the same year, thereby causing an amount attributable to these shares to be counted twice in his total compensation.

2016 Grants of Plan‑Based Awards Table

The following table summarizes grants of plan‑based awards made to the named executive officers in 2016.

													Grant
								All Other		All Other			Date
								Stock		Option			Fair
								Awards:		Awards:		Exercise	Value of
					Estimated Possible Payouts			Number		Number of		or Base	Stock
	Grant	Estimated Possible Payouts Under			Under Equity Incentive Plan			of Shares		Securities		Price of	and
Name	Date	Non-Equity Incentive Plan Awards			Awards (a)			of Stock		Underlying		Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options		Awards	Awards
		($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)
Mr. Holmes	2/25/16							83,740	(b)				6,000,000
	2/25/16									145,985	(c)	71.65	2,000,000
	2/25/16				1	—	83,740						0
	(d)	787,950	3,151,800	4,727,700
Mr. Ballotti	2/25/16							39,078	(b)				2,800,000
	2/25/16				1	—	19,539						0
	(d)	186,250	745,000	1,117,500
Ms. Mandel	2/25/16							29,309	(b)				2,100,000
	2/25/16				1	—	14,654						0
	(d)	142,500	570,000	855,000
Mr. Conforti	2/25/16							39,078	(b)				2,800,000
	2/25/16				1	—	19,539						0
	(d)	186,250	745,000	1,117,500
Mr. Anderson	2/25/16							26,517	(b)				1,900,000
	2/25/16				1	—	13,258
	(d)	142,500	570,000	855,000
Mr. Hanning	2/25/16							39,078	(b)				2,800,000
	2/25/16				1	—	19,539						0
	(d)	225,000	900,000	1,350,000

(a)

Represents the potential range of PVRSUs that may be earned under our 2016 long‑term incentive program for above target performance. Target performance represents a level of earnings per share performance consistent with our projected operating budgets and no shares will be earned pursuant to these awards unless our earnings per share performance exceeds 102% of target performance at the end of the cumulative three‑year performance period for awards granted in 2016. Vesting of the PVRSUs is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three‑year period as further described under Long-Term Incentive Compensation. Where premium performance is achieved between the specified performance tiers the number of vested PVRSUs is interpolated.

The actual number of PVRSUs earned pursuant to these awards will be determined and paid following the completion of the three‑year performance period based on our actual performance against the performance goal established at the time of grant as adjusted. PVRSUs, if earned, convert to our common stock on a one‑for‑one basis.

(b)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2016.
(c)

Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2016. Number of SSARs calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black‑Scholes formula. A discussion of the assumptions used in calculating the fair value of such rights may be found in Note 19 to our 2016 audited financial statements of our annual report on Form 10‑K filed with the SEC on February 17, 2017.

(d)

Represents potential threshold, target and maximum annual incentive compensation for 2016. Amounts actually paid for 2016 are reported in the Non‑Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Under our 2006 Equity and Incentive Plan, all grants set forth in the table fully vest on a change‑in‑control. Dividends paid on our common stock are credited for unvested RSUs and are paid in cash on vesting. Dividends credited with respect to unvested PVRSUs are paid in cash on vesting only to the extent the underlying shares are earned based on achievement of premium performance targets.

Outstanding Equity Awards at 2016 Fiscal Year‑End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2016.

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
								Market	Plan		Market
								Value	Awards:		Value of
						Number of		of Shares	Number of		Unearned
						Shares or		or Units	Unearned		Shares,
	Number of Securities					Units of		of Stock	Shares or		or Units
	Underlying Unexercised			Option	Option	Stock That		That Have	Units That		That
	Options			Exercise	Expiration	Have Not		Not	Have Not		Have Not
Name	(#)			Price	Date	Vested		Vested	Vested		Vested
	Exercisable	Unexercisable		($)		(#)		($)(a)	(#)		($)(a)
Mr. Holmes	97,783			44.57	03/01/18
	65,855	21,952	(b)	60.24	02/28/19
	44,511	44,511	(c)	72.97	02/27/20
	25,269	75,809	(d)	91.81	02/26/21
		145,985	(e)	71.65	02/25/22
						21,788	(f)	1,663,950
						37,259	(g)	2,845,470
						45,951	(h)	3,509,278
						83,740	(i)	6,395,224
									74,516	(j)	5,690,787
									61,267	(k)	4,678,961
									83,740	(l)	6,395,224
Mr. Ballotti						10,375	(f)	792,339
						17,816	(g)	1,360,608
						22,056	(h)	1,684,417
						39,078	(i)	2,984,387
									17,815	(j)	1,360,532
									14,704	(k)	1,122,944
									19,539	(l)	1,492,193
Ms. Mandel						1,391	(f)	106,231
						4,111	(g)	313,957
						16,338	(h)	1,247,733
						29,309	(i)	2,238,328
									2,055	(j)	156,940
									10,892	(k)	831,822
									14,654	(l)	1,119,126
Mr. Conforti						9,960	(f)	760,645
						17,816	(g)	1,360,608
						22,056	(h)	1,684,417
						39,078	(i)	2,984,387
									17,815	(j)	1,360,532
									14,704	(k)	1,122,944
									19,539	(l)	1,492,193
Mr. Anderson						5,810	(f)	443,710
						10,963	(g)	837,244
						14,704	(h)	1,122,944
						26,517	(i)	2,025,103
									10,963	(j)	837,244
									9,802	(k)	748,579
									13,258	(l)	1,012,513
Mr. Hanning						10,375	(f)	792,339
						18,501	(g)	1,412,921
						22,056	(h)	1,684,417
						39,078	(i)	2,984,387
									18,500	(j)	1,412,845
									14,704	(k)	1,122,944
									19,539	(l)	1,492,193

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 30, 2016 of $76.37.
(b)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2013.
(c)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2014.
(d)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2015.

(e)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2016.
(f)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2013.
(g)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2014.
(h)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2015.
(i)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2016.
(j)

Grant of PVRSUs which vested following the conclusion of a three‑year performance period ending on December 31, 2016 based on three‑year cumulative earnings per share as measured against the pre‑established performance tiers as adjusted. Amount reported represents the number of shares earned based on actual performance. These shares were paid to our named executive officers following the Committee’s certification of performance achievement in February 2017.

(k)

Grant of PVRSUs which vests following the conclusion of a three‑year performance period ending on December 31, 2017 based on actual three‑year cumulative earnings per share as measured against the pre‑established performance tiers. Amount reported is based on performance through December 31, 2016 and represents the maximum number of shares which may be earned.

(l)

Grant of PVRSUs which vests following the conclusion of a three‑year performance period ending on December 31, 2018 based on actual three‑year cumulative earnings per share as measured against the pre‑established performance tiers. Amount reported is based on performance through December 31, 2016 and represents the maximum number of shares which may be earned.

2016 Option Exercises and Stock Vested Table

The following table summarizes exercises of SSARs and vesting of RSUs and PVRSUs by the named executive officers in 2016.

	Option Awards			Stock Awards
		Number of			Number of
		Shares			Shares	Value
		Acquired	Value Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)(a)		(#)	($)(b)
Mr. Holmes	02/18/16	144,341	6,620,922	2/27/16	80,974	5,898,146
	06/15/16	179,726	6,551,013	2/29/16	87,151	6,348,079
	11/07/16	122,549	4,387,254
Mr. Ballotti				2/27/16	38,975	2,838,939
				2/29/16	20,750	1,511,430
Ms. Mandel				2/27/16	10,715	780,481
				2/29/16	1,390	101,248
Mr. Conforti				2/27/16	38,560	2,808,710
				2/29/16	19,920	1,450,973
Mr. Anderson				2/27/16	22,924	1,669,784
				2/29/16	11,620	846,401
Mr. Hanning				2/27/16	41,000	2,986,440
				2/29/16	20,750	1,511,430

(a)

Amounts in this column reflect the number of SSARs exercised multiplied by the difference between the closing market price and the exercise price per share at exercise. The closing market prices were as follows: February 18, 2016, $68.71; June 15, 2016, $68.30; and November 7, 2016, $66.41.

(b)

Amounts in this column reflect the number of shares vested multiplied by the closing market price per share on the vesting date (or the next trading day if the vesting date fell on a date on which there was no trading on the New York Stock Exchange) as follows: February 29, 2016, $72.84. Shares vested on February 27, 2016 (Saturday) were previously granted RSUs and shares vested on February 29, 2016 were PVRSUs previously granted in 2013 which vested at maximum based on performance achievement in excess of 108% of target performance.

2016 Nonqualified Deferred Compensation Table

The following table provides information regarding 2016 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers have a balance under our Savings Restoration Plan.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in 2016	in 2016	in 2016	Distributions	12/31/2016
	($)(a)	($)(b)	($)(c)	($)	($)(d)
Mr. Holmes	94,269	94,269	836,370	—	11,239,635
Mr. Ballotti	82,316	82,316	(2,953)	—	1,879,104
Ms. Mandel	33,924	33,924	20,836	48,691	292,300
Mr. Conforti	73,298	73,298	75,080	—	1,250,026
Mr. Anderson	55,986	55,986	78,433	—	1,025,262
Mr. Hanning	47,845	47,845	39,261	—	793,824

(a)	All amounts are included as 2016 compensation in the Summary Compensation Table above. Includes amounts applicable to 2016 annual incentive compensation paid in 2017.
(b)	All amounts are reported as 2016 compensation in the All Other Compensation Table above. Includes amounts applicable to 2016 annual incentive compensation paid in 2017.
(c)	Represents gains or losses in 2016 on investment of aggregate balance.
(d)

Salary and annual incentive compensation deferred under the Officer Deferred Compensation Plan, as well as company contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned.  As a result, this column includes amounts that have been reported as compensation in the Summary Compensation Table above and in proxy statements filed in 2006 and thereafter, as follows: Mr. Holmes, $4,077,003; Mr. Ballotti, $1,063,037; Ms. Mandel, $134,679; Mr. Conforti, $787,033; Mr. Anderson, $341,196; and Mr. Hanning, $591,532.

Our Officer Deferred Compensation Plan is described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2016, we offered a choice of investment options including our common stock and money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under Potential Payments on Termination or Change‑in‑Control.

Mr. Holmes

Employment Agreement.  In July 2006, we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009, which term automatically extended to July 2010 pursuant to the terms of the agreement. In December 2008 and December 2012, we executed amendments to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code.

In November 2009, we executed an amendment to Mr. Holmes’ agreement which extended the term of his employment from July 2010 to July 2013. The amendment provides that the failure to extend Mr. Holmes’ period of employment or to enter into a new employment agreement with him upon the expiration of his employment term will constitute a constructive discharge under his agreement. In addition, the amendment provides that in the event of a constructive discharge or a without cause termination, Mr. Holmes is entitled to a lump sum payment equal to 299% of the sum of his then‑current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his termination occurs, provided that in no event will the annual incentive compensation portion exceed 200% of his then‑current base salary.

The amendment also eliminates Mr. Holmes’ right to elect to terminate employment and receive severance solely upon the occurrence of a change‑in‑control and eliminates his right to receive a gross‑up in the event an excise tax under Section 4999 of the Code is triggered under his agreement. As amended, his employment agreement provides that in the event Section 4999 of the Code is triggered, his compensation will be reduced to $1 below the threshold that triggers excise taxes under the Code, but only to the extent that the net after‑tax amount received after the reduction is higher than what he would receive if he paid the applicable excise and related taxes.

In May 2013, we executed an amendment that extended the term of Mr. Holmes’ employment for a period of two years from July 2013 to July 2015. The amendment also included a provision clarifying the vesting of performance‑based equity awards upon specified termination events. In May 2015, we executed an amendment that extended the term of Mr. Holmes’ employment until July 31, 2017.

Mr. Holmes’ agreement provides for a minimum base salary of $1 million, annual incentive compensation with a target amount equal to 200% of his base salary subject to meeting performance goals, grants of long‑term incentive compensation as determined by the Compensation Committee and employee benefits and perquisites generally available to our executive officers. The agreement provides Mr. Holmes and his dependents with medical, dental and life insurance benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions.

Mr. Holmes’ agreement provides that if his employment is terminated without cause or due to a constructive discharge, death or disability, all of his then‑outstanding equity awards will fully vest (subject to performance conditions in the case of performance‑based equity awards) and, as applicable, remain exercisable for varying periods as described in the agreement. The agreement provides for customary restrictive covenants including non‑competition and non‑solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Ballotti

Employment Agreement.  In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. In December 2009, we executed an amendment intended to clarify certain terms regarding the amount of Mr. Ballotti's severance benefit provided under the agreement to address Section 162(m) of the Code. In February 2011, we executed an amendment that extended the term of Mr. Ballotti’s employment from March 2011 to March 2014. In March 2014, we executed an amendment that reflected Mr. Ballotti’s new title following his transition from CEO of our destination network business to CEO of our hotel group business and extended the term of Mr. Ballotti’s employment from March 2014 to March 2017. In February 2017, we executed an amendment that extended the term of Mr. Ballotti’s employment from March 2017 to March 2020.

The agreement, as amended, provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Compensation Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Under the agreement, if Mr. Ballotti's employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Ballotti for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary).

In the event of a without cause or constructive discharge termination, all of Mr. Ballotti’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Ballotti was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Ms. Mandel

Employment Agreement.  In November 2014, we entered into an agreement with Ms. Mandel with a term expiring in November 2017.

The agreement provides for a minimum base salary of $520,000, annual incentive compensation with a target amount equal to 100% of her base salary subject to meeting performance goals, annual long‑term incentive compensation on terms as determined by the Compensation Committee and employee benefits and perquisites generally available to our executive officers. For 2015, pursuant to the agreement, Ms. Mandel was entitled to an annual long‑term incentive award in the form of RSUs with a grant date fair value of $1,500,000 and an LTIP modifier award with a grant date fair value equal to $750,000.

Under the agreement, if Ms. Mandel’s employment is terminated without cause or due to a constructive discharge, she will be entitled to a lump‑sum payment equal to 200% of the sum of her then‑current base salary plus an amount equal to the highest annual incentive compensation award paid to Ms. Mandel with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of her then‑current base salary), plus any annual incentive compensation award earned but unpaid for a prior fiscal year.

In the event of a without cause or constructive discharge termination, all of Ms. Mandel’s then‑outstanding time‑based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then‑outstanding performance‑based long‑term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Ms. Mandel was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non‑competition and non‑solicitation covenants effective during the period of employment and for one year following termination if her employment terminates after the expiration of her employment agreement, and for two years following termination if her employment terminates before the expiration of her employment agreement.

Mr. Conforti

Employment Agreement.  In September 2009, we entered into an agreement with Mr. Conforti with a term expiring in September 2012. In May 2012, we executed an amendment to the agreement that extended the term of Mr. Conforti’s employment from September 2012 to September 2015. In August 2015, we executed an amendment to the agreement that extended the term of Mr. Conforti’s employment from September 2015 to September 2018.

The agreement provides for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 100% of his base salary subject to meeting performance goals, annual long‑term incentive compensation on terms as determined by the Compensation Committee, relocation assistance and employee benefits and perquisites generally available to our executive officers.

Under the agreement, if Mr. Conforti’s employment is terminated without cause or due to a constructive discharge, he will be entitled to a lump‑sum payment equal to 200% of the sum of his then‑current base salary plus an amount equal to the highest annual incentive compensation award paid to Mr. Conforti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then‑current base salary, and in the event of a termination during the three years following the effective date, such amount will be $525,000).

In the event of a without cause or constructive discharge termination, all of Mr. Conforti’s then‑outstanding time‑based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then‑outstanding performance‑based long‑term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Conforti was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non‑competition and non‑solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement, and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Anderson

Employment Letter. Mr. Anderson is employed by us pursuant to an employment letter entered into in March 2008. In December 2008 and thereafter in November 2012, we executed amendments to the employment letter intended to either exempt payments and benefits under the letter from or comply with Section 409A of the Code. In March 2009, we executed an amendment eliminating his annual incentive compensation modifier arrangement under his original agreement, and in December 2009, we executed an amendment intended to clarify certain terms regarding the amount of Mr. Anderson's severance benefit provided under the agreement to address Section 162(m) of the Code.

The employment letter provides for a minimum base salary of $425,000 and eligibility for an annual incentive award with a target amount equal to 100% of his base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Mr. Anderson's employment letter provides that if his employment is terminated other than for cause and other than due to disability which prevents him from performing services for a period of 6 months, he will be entitled to receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his employment is terminated (with the annual incentive compensation portion in no event to exceed 100% of his then-current base salary).

The employment letter further provides that upon Mr. Anderson's termination without cause, he will be entitled to vesting of his outstanding time-based equity awards that would otherwise vest within one year following termination and up to a two-year period to exercise any such awards that are stock options or stock appreciation rights; and vesting of his outstanding performance-based long-term incentive awards to be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Anderson was employed plus twelve months (or if less, the entire performance period).

Mr. Anderson will cease serving as our Executive Vice President and Chief Real Estate Development Officer on or about April 28, 2017. As a result of Mr. Anderson’s termination of employment, he will become entitled to the following severance benefits under his employment agreement: $2,280,000 million lump sum severance payment; accelerated vesting of 17,012 time-vested RSUs and prorated vesting, subject to achievement of performance goals, of 9,802 outstanding PVRSUs granted in 2015 and 8,839 outstanding PVRSUs granted in 2016. The proration will be determined based on the portion of the performance period during which Mr. Anderson was employed plus twelve months (or if less, the entire performance period), and any earned PVRSUs will be paid to Mr. Anderson at the same time that the awards are paid to eligible employees. Under the agreement, Mr. Anderson is also subject to customary restrictive covenants including non‑competition and non‑solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Hanning

Employment Agreement. In November 2009, we entered into an employment agreement with Mr. Hanning with a term expiring in August 2011. In February 2011, we executed an amendment to the agreement which increased Mr. Hanning’s target annual incentive opportunity and extended the term of Mr. Hanning’s employment from August 2011 to August 2014. In March 2013, we executed an amendment which increased Mr. Hanning’s annual base salary rate and target annual incentive opportunity. In February 2014, we executed an amendment which increased Mr. Hanning’s target annual incentive opportunity. In May 2014, we executed an amendment that extended the term of Mr. Hanning’s employment from August 2014 to August 2017. As discussed above, Mr. Hanning ceased serving as an executive officer in November 2016 and he became entitled to severance compensation consistent with the terms of his employment agreement. Mr. Hanning remained employed until March 2017 to assist with the transition of his responsibilities.

The agreement, as in effect in November 2016, provided for a minimum base salary of $715,000, annual incentive compensation with a target amount equal to $900,000 subject to meeting performance goals, grants of long‑term incentive awards on terms as determined by the Compensation Committee, employee benefits and perquisites generally available to our executive officers and continuation of life insurance coverage in effect prior to entering into his employment agreement.

Mr. Hanning’s employment agreement provided for the following benefits upon termination of employment without cause: a lump‑sum payment equal to 200% of the sum of his then‑current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his employment is terminated (with the annual incentive compensation portion in no event to exceed $900,000); vesting of his outstanding time‑based equity awards that would otherwise vest within one year following termination and up to a two-year period to exercise any such award that is a stock option or stock appreciation right; and vesting of his outstanding performance‑based long‑term incentive awards to be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Hanning was employed plus twelve months (or if less, the entire performance period).

As a result of Mr. Hanning’s termination of employment as an executive officer in November 2016, he became entitled to the following severance benefits under his employment agreement: $3.4 million lump sum severance payment; accelerated vesting of 26,373 time-vested RSUs with a value of $2,219,815 (determined by multiplying the number of vested shares and the closing price on the effective date of termination of March 1, 2017) and prorated vesting, subject to achievement of performance goals, of 14,704 outstanding PVRSUs granted in 2015 and 19,539 outstanding PVRSUs granted in 2016. The proration will be determined based on the portion of the performance period during which Mr. Hanning was employed plus twelve months (or if less, the entire performance period), and any earned PVRSUs will be paid to Mr. Hanning at the same time that the awards are paid to eligible employees. Mr. Hanning continued to participate in our health plan and remained eligible to use a company-leased automobile until his March 1, 2017 termination date. Under the agreement, Mr. Hanning is also subject to customary restrictive covenants including non‑competition and non‑solicitation covenants effective during the period of employment and for two years after termination of employment.

Potential Payments on Termination or Change‑in‑Control

The following table describes the potential payments and benefits to which the named executive officers who served during 2016 would be entitled upon termination of employment or change‑in‑control. The payments described in the table are based on the assumption that the termination of employment or change‑in‑control occurred on December 31, 2016. For a description of the severance payments and benefits to which Mr. Hanning became entitled in connection with his separation of employment in March 2017, see above under Agreements with Named Executive Officers – Mr. Hanning. For a description of the severance payments and benefits to which Mr. Anderson will be entitled in connection with his separation of employment on or about April 28, 2017, see above under Agreements with Named Executive Officers – Mr. Anderson.

			Continuation
			of Medical	Acceleration	Total
		Cash	Benefits	of Equity	Termination
Name		Severance	(present value)	Awards	Payments
	Termination Event	($)(a)	($)	($)(b)	($)(c)
Mr. Holmes	Voluntary Retirement, Resignation or
	Involuntary Termination for Cause	—	437,904	—	437,904

	Death or Disability	—	437,904	32,373,365	32,811,269

	Termination without Cause or
	Constructive Discharge	14,135,823	437,904	32,373,365	46,947,092

	Qualifying Termination Following
	Change-in-Control	14,135,823	437,904	32,373,365	46,947,092

Mr. Ballotti	Voluntary Retirement, Resignation or
	Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	10,797,420	10,797,420

	Termination without Cause or
	Constructive Discharge	2,980,000	—	6,258,522	9,238,522

	Qualifying Termination Following
	Change-in-Control	2,980,000	—	10,797,420	13,777,420

Ms. Mandel	Voluntary Retirement, Resignation or
	Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	6,014,138	6,014,138

	Termination without Cause or
	Constructive Discharge	2,280,000	—	2,973,542	5,253,542

	Qualifying Termination Following
	Change-in-Control	2,280,000	—	6,014,138	8,294,138

Mr. Conforti	Voluntary Retirement, Resignation or
	Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	10,765,726	10,765,726

	Termination without Cause or
	Constructive Discharge	2,980,000	—	6,226,828	9,206,828

	Qualifying Termination Following
	Change-in-Control	2,980,000	—	10,765,726	13,745,726

Mr. Anderson	Voluntary Retirement, Resignation or
	Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	7,027,338	7,027,338

	Termination without Cause or
	Constructive Discharge	2,280,000	—	4,003,697	6,283,697

	Qualifying Termination Following
	Change-in-Control	2,280,000	—	7,027,338	9,307,338

(a)

Cash severance payable upon a Qualifying Termination Following Change‑in‑Control assumes that the employment of the named executive officer was terminated on a change‑in‑control as a termination without cause or constructive discharge.

(b)

Calculated using closing price of our common stock on the New York Stock Exchange on December 30, 2016 of $76.37. Table assumes all unvested equity awards to which the executive would be entitled vested on December 30, 2016.

Upon a change‑in‑control, all grants made under our 2006 Equity and Incentive Plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved whether or not the executive’s employment is terminated.

Amounts reflected for Termination without Cause or Constructive Discharge include PVRSUs assuming maximum achievement which, if earned, would not be paid until following the completion of the cumulative three‑year performance period based on actual performance and on a prorated basis on the portion of the performance period during which the named executive officer was employed plus service credit as defined by employment agreement (or if less, the entire performance period).

(c)	Amounts do not reflect whether any reduction in payments would apply in connection with golden parachute rules under Sections 280G and 4999 of the Code.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non‑discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our 2006 Equity and Incentive Plan.

•

A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his or her duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his or her duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•

Subject to the individual employment agreements, an executive suffers a constructive discharge if any of the following occur: any material breach or failure by us to fulfill our obligations under the executive’s employment agreement; any material reduction in base salary; or any material diminution to the executive’s authority, duties or responsibilities. For Mr. Holmes, constructive discharge also includes our decision not to renew his employment agreement; a relocation of over thirty miles; if he no longer serves as our CEO or reports to the Board; or is not nominated for election to our Board.

•

A without cause termination occurs if the executive’s employment is terminated other than due to death, disability or termination for cause. In addition, a without cause termination will also be deemed to have occurred for Mr. Holmes if an acquiring company does not agree to assume his employment agreement following a qualifying change‑in‑control or ownership.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions, regardless of the termination event. The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 4.14%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre‑retirement and post‑retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children.

Acceleration of Equity Awards.  Upon a change‑in‑control as defined in our 2006 Equity and Incentive Plan, grants made to all eligible employees, including the named executive officers, under the plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved.

Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Under our 2006 Equity and Incentive Plan, a change‑in‑control generally means any person or persons (other than us, any fiduciary holding securities under a company employee benefit plan or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Worldwide or any of our subsidiaries is consummated with another company, our stockholders approve a plan of liquidation of the company or all or substantially all of our assets are sold (and following each of the foregoing events, a majority of our pre‑change‑in‑control Board does not constitute a majority of the surviving or purchasing entity’s board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two‑thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change‑in‑Control Alone.  For our named executive officers, severance payments in connection with a change‑in‑control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change‑in‑control as a constructive discharge or termination without cause. Grants made under our 2006 Equity and Incentive Plan fully vest on a change‑in‑control whether or not the executive’s employment is terminated.

Related Party Transactions

A member of Mr. Holmes' family currently serves as Director, Growth & Innovation of our destination network business. In 2016, this individual received total cash compensation consisting of base salary and annual incentive compensation of $161,778. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other associates.

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $285,437 in 2016 based on the firm’s customary rates.

Another member of Mr. Hanning's family currently serves as an Executive Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning's employment. In 2016, this individual received total cash compensation consisting of base salary, commission and incentive compensation of $677,579 and was granted 4,047 RSUs and 1,011 PVRSUs. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other associates.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non‑binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (Say‑on‑Pay Vote). We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2016 compensation of our named executive officers.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high‑performance environment by linking compensation with performance for the benefit of shareholders
•	attract, motivate and retain key executives who are crucial to our long‑term success
•	provide our executives with market competitive compensation consistent with comparable companies
•	support a long‑term focus for our executives that aligns their interests with the interests of our shareholders.

Program Highlights.  As discussed in the Compensation Discussion and Analysis under Our Executive Compensation Program and Governance Align with Shareholder Interests, we employ a pay‑for‑performance approach and seek to ensure that our executive compensation program aligns with the interest of our shareholders including:

•

An annual incentive compensation program that requires achievement of rigorous, profitability‑based performance metrics designed to incentivize high‑performance and achievement of annual financial goals and thus create value for our shareholders. As evidence of this philosophy, because our largest business unit, Wyndham Vacation Ownership, did not meet its minimum profitability target required for annual incentive compensation payout, Mr. Holmes suggested to the Committee and the Committee independently determined for 2016 that Mr. Holmes’ annual incentive compensation award would be zero.

•

To better align us with our peers, external market trends and our shareholders’ interests, in February 2017, the Committee approved a new compensation structure for our CEO, increasing the percentage of his total target compensation that is performance-based to 67%. If we achieve performance at maximum achievement levels, Mr. Holmes’ long-term equity incentive award payout will be 80% performance-based.

•

Equity awards granted to our named executive officers under our long‑term incentive plan for 2016 constitute approximately 75% of their target annual total compensation aligning their interests with our shareholders.

•

A long‑term incentive compensation program that includes a performance‑based equity incentive award, the vesting of which is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three‑year period, and restricted stock units subject to multi‑year vesting requirements, each designed to retain our executives and ensure that a significant portion of the executives’ compensation is tied to long‑term stock price performance.

Performance Highlights.  We believe our executive compensation program provides our named executive officers robust incentives to achieve exceptional strategic and financial performance. As discussed in the Compensation Discussion and Analysis under Solid Financial and Operational Performance for Shareholders, in 2016 our management team produced solid operating results continuing a multi‑year track record of delivering outstanding value to shareholders at the corporate level and across our business units.

Recommendation for Approval

For the reasons discussed above and in our Compensation Discussion and Analysis, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At this year’s annual meeting, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently we should conduct a Say‑on‑Pay Vote (Say‑on‑Frequency Vote).

We are required by SEC rules to hold a Say‑on‑Frequency Vote at least once every six years. Our last Say‑on‑Frequency Vote was held in May 2011.

The Board determined for purposes of this vote that an annual Say‑on‑Pay Vote would be the most appropriate alternative for us and therefore the Board is again recommending that shareholders select a frequency of every year. Holding a Say‑on‑Pay Vote every year will allow our shareholders to provide us with direct input on our compensation strategy and practices and timely shareholder feedback may be taken into consideration as part of the compensation review process.

Based on these considerations, the Board recommends that shareholders vote that the Say‑on‑Pay Vote be held EVERY YEAR. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. Although this proposal is advisory and will not be binding on the Board, the Board values the opinion of our shareholders and will consider the voting results when determining how frequently the Say‑on‑Pay Vote will be conducted in the future.  In the future, the Board may in its discretion decide to hold an advisory Say‑on‑Frequency Vote more often than once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD THE SAY‑ON‑PAY VOTE EVERY YEAR

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2017. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte as independent registered public accounting firm (auditor) for fiscal year 2017. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte served as our auditor for 2016. No relationship exists between Deloitte and us other than the usual relationship between auditor and client. Representatives of Deloitte will be present at the annual meeting of shareholders and available to respond to appropriate questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services billed or incurred by Deloitte for the integrated audit of our financial statements and internal control over financial reporting for the fiscal years ended December 31, 2016 and 2015 as well as fees billed for other services rendered by Deloitte during those periods.

Type of Fees	2016	2015
Audit Fees	$7,149,003	$7,290,692
Audit-Related Fees	$2,128,027	$1,054,313
Tax Fees	$4,085,026	$3,621,824
All Other Fees	$468,000	$426,117
Total	$13,830,056	$12,392,946

In the above table, in accordance with the SEC’s definitions and rules, Audit Fees represent fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal years 2016 and 2015, review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2016 and 2015 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees represent $3,822,869 in fees billed for tax advice and tax planning and $262,157 in fees for tax compliance which may include the preparation of tax returns, tax refund claims and/or tax payment planning.

All Other Fees represent fees billed for any services not included in the first three categories and for 2016 include conducting operational examinations of property adherence with corporate brand standards, assessments of specific customer experience and consultation on corporate brand standards.

Pre‑Approval of Audit and Non‑Audit Services

Under the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service relating to audit, audit-related, tax and other services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor.

The Audit Committee discusses with Deloitte the nature of the services being performed as well as considerations with respect to the independence of Deloitte. On a quarterly basis, management and Deloitte report to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2016, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the 2017 annual meeting only if properly presented by or on behalf of one of the shareholder proponents. This proposal was presented to our shareholders for a vote at our 2016 annual meeting and a majority of shareholders present voted against this proposal.

The Board of Directors has recommended a vote AGAINST the proposal for the reasons set forth below the proposal.

Shareholder Proposal Concerning Political Contributions Disclosure

We have been advised that certain of our shareholders intend to present a proposal at the 2017 Annual Meeting of Shareholders. The shareholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

We will furnish the name, address and stock ownership of each of the proponents to our shareholders promptly upon receiving an oral or written request to our Corporate Secretary. For the reasons set forth in its Statement in Opposition immediately following this shareholder proposal, our Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Shareholder Proposal

“Resolved, that the shareholders of Wyndham Worldwide, Inc. (“Wyndham” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 6 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of Wyndham Worldwide, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; expenditures for political advertisements; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Furthermore, in The 2016 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, Wyndham placed Fourth Tier with a score of 38.6%. While this is up from near bottom of the 2015 ranking of just 10%, it behooves our Company to take leadership and outpace its closest competitor which is Third Tier at 58.6 or under 2 points away from Second Tier.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Marriott,  Yum! Brands, Time Warner Inc., and Target Corp. that support political disclosure and accountability and present this information on their websites.”

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board carefully considered this proposal for the second year and again concluded that its adoption is unnecessary and would not be in the best interests of our shareholders for the reasons outlined below.

Importance of Participation in the Political Process. Public policy issues have the potential to impact our business, our employees and the communities in which we operate. Therefore, we believe that in certain cases it may be appropriate and in our best interest to participate in the political process to both protect and promote our business, our employees and these communities. In evaluating our best interests, we support candidates based on alignment of the political contribution with our Business Principles; the merits of the organization, campaign and/or candidate; the value of the contribution; the good standing, quality and effectiveness of, and appropriateness of our level of involvement with, the organization, campaign, and/or candidate; and the advice of legal counsel, compliance personnel and members of management.

Our Political Contribution Policy. We maintain a political contribution policy (Policy), which is available at the Investors page of our website under the heading Corporate Governance at www.wyndhamworldwide.com. Our Policy summarizes our philosophy regarding corporate political contributions and other campaign expenditures, as well as the compliance process currently in place to ensure that our political activities are lawful, properly disclosed and undertaken responsibly. Our Policy also provides a framework for internal oversight of our political activity whereby our Corporate Governance Committee, composed entirely of independent Directors, annually reviews our political activity, including all political contributions made with corporate funds, our policy on political expenditures, payments to trade associations and similar tax‑exempt organizations and the appropriate level of political engagement for the ensuing year. This information is reported to the Board on an annual basis. Political contributions made by us are also reviewed and approved by our Senior Vice President of Government Relations.

Our Political Contributions and Related Government Regulatory and Disclosure Requirements. Because political contributions of all types are subject to extensive regulatory and public disclosure requirements, a comprehensive system of reporting and accountability for our political contributions already exists and public information is available to alleviate the concerns cited in this proposal. We are fully committed to complying with all applicable campaign finance laws and adhering to the highest standards of ethics in engaging in political activities.

Federal law currently prohibits corporations like Wyndham Worldwide from contributing to candidates for federal office, national party committees, federal accounts of state parties and most types of political action committees (PACs). Accordingly, we do not make such contributions. We also do not make any independent expenditures or pay for any electioneering communication, unless such contribution or expenditure is in our best interest.

State and local political contribution rules vary widely and need to be examined on a case‑by‑case basis when considering making a corporate or PAC donation to any state or local candidate, party committee, ballot initiative committee or other type of state or local political committee. In accordance with applicable state laws, any such contribution is required to be disclosed either by the recipient or by the donor. Accordingly, our state and local contributions are publicly available.

We also provide an opportunity for our employees to participate in the political process by joining the Wyndham Worldwide Corporation PAC (Wyndham‑PAC). The Wyndham‑PAC allows employees to pool their financial resources to support federal, state and local candidates, political party campaigns and PACs. The political contributions made by the Wyndham‑PAC are funded entirely by the voluntary contributions of our employees and no corporate funds are used. Members of our senior management decide which candidates, campaigns and committees the Wyndham‑PAC will support based on a nonpartisan effort to promote and protect the interests of our business, shareholders and employees. Federal law subjects the activities of the Wyndham‑PAC to detailed registration and comprehensive disclosure requirements, which include filing reports with the Federal Election Commission. These reports are publicly available at www.fec.gov and include an itemization of the Wyndham‑PAC’s receipts and disbursements including any federal, state or local political contributions.

Trade Associations. We participate in certain industry trade and similar organizations with purposes that include, but are not limited to, enhancement of the public image of the hospitality industry, education about that industry and issues which affect it and industry best practices and standards. We exercise no control over these organizations, which on some occasions may choose to exercise their right to engage in political activity. The vast majority of the organizations of which we are a member have no history of making political expenditures. In addition, because we are merely a single member of these organizations, most of which have many members, disclosure of our contributions to such organizations would be of little value. Our engagement with any particular association does not mean we agree with all policy positions of that association. We review these memberships annually to assess their business value and alignment with our business objectives and we will not support any trade association that spends significant resources working against our positions on public policy or our direct business interests.

Competitive Disadvantage. We also believe that the disclosure requested in this proposal could place us at a competitive disadvantage by revealing our long‑term strategies and priorities. Because parties with interests adverse to Wyndham Worldwide also participate in the political process, any unilateral disclosure above what is required by law and equally applicable to all parties engaged in public debate, could benefit those parties while harming our interests. We believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than us alone, as the shareholder requests.

After careful consideration, our Board concluded that the adoption of this proposal is unnecessary and would not be in the best interests of our shareholders for the reasons stated above. If adopted, we believe that the proposal would cause us to incur undue cost, administrative burden and competitive harm without commensurate benefit to our shareholders. Accordingly, we recommend that you vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST
THE ADOPTION OF THE SHAREHOLDER PROPOSAL

Appendix A

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time we make the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this proxy statement include statements related to our revenues, earnings, cash flow, dividends, and related financial and operating measures.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in our Annual Report on Form 10-K, filed with the SEC on February 17, 2017. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND EPS

For the twelve months ended December 31,

(In millions, except per share data)

	2016		2015		2014		2013		2012		2011
Diluted weighted average shares outstanding	111		119		127		135		145		166
Earnings per share - Diluted	$5.53		$5.14		$4.18		$3.21		$2.75		$2.51
Net Income attributable to Wyndham Shareholders	$611		$612		$529		$432		$400		$417
Adjustments:
Acquisition costs	2	(a)	4	(a)	-		2	(a)	2	(a)	-
Restructuring costs	15	(b)	6	(b)	11	(b)	9	(b)	7	(b)	6	(b)
Contract termination	7	(c)	14	(c)	-		-		-		-
Executive departure costs	6	(d)	-		4	(d)	-		-		-
Bargain purchase gain	(2)	(e)	-		-		-		-		-
Venezuela currency devaluation	24	(f)	-		10	(f)	-		-		-
Legacy adjustments	(11)	(g)	-		(1)	(g)	1	(g)	(5)	(g)	(16)	(g)
Early extinguishment of debt	11	(h)	-		-		111	(h)	108	(h)	12	(h)
Asset impairment	-		7	(j)	15	(l)	8	(p)	8	(r)	57	(u)
VAT adjustment	-		-		(4)	(m)	-		-		(44)	(v)
Loss on sale	-		-		20	(n)	-		-		-
Reversal/recovery	-		-		-		-		(3)	(s)	-
Tax valuation allowance	-		-		-		-		-		-
CTA Write-off	-		-		-		-		-		4	(w)
Total adjustments before tax	53		31		55		131		117		19
Income tax (benefit)/expense	(28)	(i)	(35)	(k)	(11)	(o)	(48)	(q)	(48)	(t)	(22)	(x)
Total adjustments after tax	25		(4)		44		83		69		(3)
Adjustments - Diluted EPS impact	$0.22		$(0.03)		0.35		0.62		0.48		0.02
Adjusted net income attributable to Wyndham shareholders	$636		$608		$573		$515		$469		$414
Adjusted earnings per share - Diluted	$5.75		$5.11		$4.53		$3.83		$3.23		$2.49

The above table reconciles certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the line items of the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

(a)	Costs incurred for acquisitions.
(b)	Relates to costs incurred as a result of organizational realignment initiatives across the Company.
(c)	Relates to costs associated with the termination of a management contract.
(d)	Relates to costs associated with senior executive departures.

(e)	Represents a gain from a bargain purchase on an acquisition.
(f)	Represents the devaluation of the official exchange rate of Venezuela.
(g)	Relates to the net (benefit)/expense from the resolution of an adjustment to certain contingent liabilities and assets resulting from our separation from Cendant.
(h)	Represents costs incurred for the early repurchase of senior unsecured notes.
(i)

Relates to (i) the tax effect of the adjustments, (ii) a release of a foreign tax credit valuation allowance, (iii) and a benefit from foreign tax credits. There was no tax benefit associated with the Venezuela currency devaluation adjustment.

(j)

Relates to a non-cash impairment charge related to the write down of terminated in-process technology projects resulting from the decision to outsource the reservation system to a third-party provider.

(k)	Relates to (i) the tax effect of the adjustments and (ii) a release of a valuation allowance on foreign tax credits.
(l)	Relates to (i) a write-down of an investment in a joint venture and (ii) a write-down of an equity investment.
(m)	Relates to the reversal of a reserve for value-added taxes.
(n)	Relates to a loss on the sale of a business.
(o)	Relates to (i) the tax effect of the adjustments and (ii) the reversal of a state tax accrual.
(p)	Relates primarily to a non-cash impairment charge from a partial write down of the Hawthorn trademark.
(q)	Relates to (i) the tax effect of the adjustments and (ii) a state tax accrual for legacy tax matters.
(r)	Relates to a non-cash impairment charge for the write-down of the ResortQuest and Steamboat Resorts tradenames.
(s)	Relates to (i) a benefit from the reversal of an allowance associated with a previously divested asset and (ii) the recovery of a previously recorded impairment charge.
(t)	Relates to the tax effect of the adjustments.
(u)

Relates to non-cash impairment charges primarily related to (i) a write-down of certain franchise and management agreements and development advance notes and (ii) the write-down of an international joint venture.

(v)	Relates to a net benefit resulting from a refund of value added taxes.
(w)	Relates to the write-off of foreign exchange translation adjustments associated with the liquidation of a foreign entity.
(x)	Relates to (i) the tax effect of the adjustments and (ii) the reversal of a tax valuation allowance.

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

For the twelve months ended December 31,

(In millions)

	2016		2015		2014		2013		2012		2011

Net income attributable to Wyndham shareholders	$611		$612		$529		$432		$400		$417
Reconciliation of Net income attributable to Wyndham shareholders to EBITDA
Net income/(loss) attributable to Wyndham shareholders	1		-		-		1		(1)		-
Income taxes	328		304		316		250		229		233
Depreciation	252		234		233		216		185		178
Interest expense	136		125		113		131		132		140
Interest income	(8)		(9)		(10)		(9)		(8)		(24)
Early extinguishment of debt	11		-		-		111		108		12
EBITDA	$1,331		$1,266		$1,181		$1,132		$1,045		$956
Acquisition costs	2	(a)	4	(a)	-		2	(a)	2	(a)	-
Restructuring costs	15	(b)	6	(b)	11	(b)	9	(b)	7	(b)	6	(b)
Contract termination	7	(c)	14	(c)	-		-		-		-
Executive departure costs	6	(d)	-		4	(d)	-		-		-
Bargain purchase gain	(2)	(e)	-		-		-		-		-
Venezuela currency devaluation	24	(f)	-		10	(f)	-		-		-
Legacy adjustments	(11)	(g)	-		(1)	(g)	1	(g)	(5)	(g)	(16)	(g)
Asset impairments	-		7	(h)	15	(i)	8	(l)	8	(m)	57	(o)
VAT adjustment	-		-		(2)	(j)	-		-		(31)	(p)
Loss on sale	-		-		20	(k)	-		-		-
Reversal/recovery	-		-		-		-		(3)	(n)	-
CTA write-off	-		-		-		-		-		4	(q)
Adjusted EBITDA	$1,373		$1,297		$1,238		$1,152		$1,054		$976

The above table reconciles certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the line items of the income statement in order to assist investors' understanding of the overall impact of such adjustments. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Note: Amounts may not add down due to rounding.

(a)	Costs incurred for acquisitions.
(b)	Relates to costs incurred as a result of organizational realignment initiatives across the Company.
(c)	Relates to costs associated with the anticipated termination of a management contract.
(d)	Relates to costs associated with senior executive departures.
(e)	Represents a gain from a bargain purchase on an acquisition.
(f)	Represents the devaluation of the official exchange rate of Venezuela.

(g)	Relates to the net (benefit)/expense from the resolution of and adjustment to certain contingent liabilities and assets resulting from our separation from Cendant.
(h)

Relates to a non-cash impairment charge related to the write-down of terminated in-process technology projects resulting from the Company's decision to outsource its reservation system to a third-party provider.

(i)	Relates to (i) the tax effect of the adjustments and (ii) a release of a valuation allowance on foreign tax credits.
(j)	Relates to the reversal of a reserve for value-added taxes.
(k)	Relates to a loss on the sale of a business.
(l)	Relates primarily to a non-cash impairment charge from a partial write-down of the Hawthorn trademark.
(m)	Relates to a non-cash impairment charge for the write-down of the ResortQuest and Steamboat Resorts tradenames.
(n)

Includes $2 million related to the benefit from the reversal of an allowance associated with a previously divested asset and $1 million related to the recovery of a previously recorded impairment charge.

(o)

Relates to non-cash impairment charges primarily related to (i) a write-down of certain franchise and management agreements and development advance notes and (ii) the write-down of an international joint venture.

(p)	Relates to a net benefit resulting from a refund of value added taxes.
(q)	Relates to the write-off of foreign exchange translation adjustments associated with the liquidation of a foreign entity.

Wyndham Worldwide Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND RECONCILIATION OF FREE CASH FLOWS

(In millions)

	Twelve Months Ended December 31,
	2016	2015	2014	2013	2012	2011
Net cash provided by operating activities	$973	$991	$984	$1,008	$1,004	$1,003
Net cash used in investing activities	(353)	(302)	(276)	(401)	(519)	(256)
Net cash used in financing activities	(586)	(675)	(701)	(605)	(431)	(753)
Effect of changes in exchange rates on cash and cash equivalents	(20)	(26)	(18)	(3)	(1)	(8)
Net increase / (decrease) in cash and cash equivalents	$14	$(12)	$(11)	$(1)	$53	$(14)

Free Cash Flow:

We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities as a means for evaluating Wyndham Worldwide is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

The following table provides more details on the GAAP financial measure that is most directly comparable to the non-GAAP financial measure and the related reconciliation between these financial measures:

	Twelve Months Ended December 31,
	2016	2015	2014	2013	2012	2011
Net cash provided by operating activities	$973	$991	$984	$1,008	$1,004	$1,003
Less: Property and equipment additions	(191)	(222)	(235)	(238)	(208)	(239)
Free cash flow	$782	$769	$749	$770	$796	$764

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION

(In millions)

For the twelve months ended December 31, 2016	Hotel Group	Destination Network	Vacation Ownership	Corporate and Other (a)	Total Company
EBITDA	$391	$356	$694	$(110)	$1,331
Acquisition costs (b)	1	1	-	-	2
Restructuring costs (c)	2	5	8	-	15
Contract termination (d)	7	-	-	-	7
Bargain purchase gain (e)	-	(2)	-	-	(2)
Venezuela currency devaluation (f)	-	24	-	-	24
Executive departure costs (g)	-	-	6	-	6
Legacy adjustments (h)	-	-	-	(11)	(11)
Adjusted EBITDA	$401	$385	$708	$(121)	$1,373

The above table reconciles certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the line items of the income statement in order to assist investors' understanding of the overall impact of such adjustments. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Note: Amounts do not add down due to rounding.

(a)	Includes the elimination of transactions between segments.
(b)	Costs incurred for acquisitions.
(c)	Relates to costs incurred due to enhancing organizational efficiency and rationalizing existing facilities across Wyndham Worldwide.
(d)	Relates to additional costs associated with the termination of a management contract.
(e)	Represents a gain from a bargain purchase on an acquisition.
(f)	Represents the devaluation of the official exchange rate of Venezuela.
(g)	Represents costs associated with an executive departure.
(h)	Relates to the net (benefit)/expense from the resolution of and adjustment to certain contingent liabilities and assets resulting from our separation from Cendant.

For the twelve months ended December 31, 2015	Hotel Group	Destination Network	Vacation Ownership	Corporate and Other (a)	Total Company
EBITDA	$349	$367	$687	$(137)	$1,266
Acquisition costs (b)	3	1	-	-	4
Restructuring costs (c)	3	2	1	-	6
Asset impairments (d)	7	-	-	-	7
Contract termination (e)	14	-	-	-	14
Adjusted EBITDA	$376	$370	$688	$(137)	$1,297

The above table reconciles certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the line items of the income statement in order to assist investors' understanding of the overall impact of such adjustments. This non-

GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

(a)	Includes the elimination of transactions between segments.
(b)	Costs incurred for acquisitions.
(c)	Relates to costs incurred as a result of organizational realignment initiatives across Wyndham Worldwide.
(d)

Relates to a non-cash impairment charge related to the write-down of terminated in-process technology projects resulting from the decision to outsource the reservation system to a third-party provider.

(e)	Relates to costs associated with the anticipated termination of a management contract.

Wyndham Worldwide Corporation

SELECTED RESULTS

Non-GAAP Reconciliation - Currency Neutral and Excluding the Impact of Acquisitions

(In millions, except per share data)

Wyndham Worldwide reports certain current year period financial measures on a constant currency and currency-neutral basis and excluding the impact of acquisitions. Wyndham Worldwide believes providing certain financial measures on a constant currency and currency-neutral basis as well as excluding the impact of acquisitions assists management and investors in better understanding underlying results and trends by excluding the impact of period over period changes in foreign exchange rates and changes resulting from acquisitions.

Constant currency results assume foreign country results are translated from foreign currencies to the U.S. dollar at exchange rates consistent with those in the comparable period.

Currency Neutral results (i) assume foreign country results are translated from foreign currencies to the U.S. dollar at exchange rates consistent with those in the comparable period and (ii) eliminating foreign exchange related activities such as foreign exchange hedges, balance sheet remeasurements, currency devaluations and/or other adjustments.

Acquisition results are defined as the incremental period over period changes in Wyndham Worldwide’s results directly attributable to acquisitions.

Revenues:	Twelve Months Ended December 31,
	2016	2015	% Change
Destination Network revenue as reported	$1,571	$1,538	2%
Adjustments:
Foreign currency - constant currency	43	-	*
Incremental revenues from acquisitions	(25)	-	*
Total Destination Network revenues excluding acquisitions and foreign currency	$1,589	$1,538	3%

Adjusted EBITDA:	Twelve Months Ended December 31,
	2016	2015	% Change
Adjusted EBITDA	$1,373	$1,297	6%
Adjustments:
Foreign currency - currency-neutral	17	-	*
Incremental EBITDA from acquisitions	(7)	-	*
Adjusted EBITDA excluding acquisitions and foreign currency	$1,383	$1,297	7%

Destination Network Adjusted EBITDA	$385	$370	4%
Adjustments:
Foreign currency - currency-neutral	13	-	*
Incremental EBITDA from acquisitions	(7)	-	*
Destination Network Adjusted EBITDA excluding acquisitions and foreign currency	$391	$370	6%

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WYNDHAM WORLDWIDE CORPORATION ATTN: EVA JOSEPH 22 SYVAN WAY ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. PARSIPPANY, NJ 07054 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. FOR the election of each of the Director nominees Nominees a) Myra J. Biblowit f) Brian M. Mulroney b) Louise F. Brady g) Pauline D.E. Richards c) James E. Buckman h) Michael H. Wargotz d) George Herrera e) Stephen P. Holmes The Board of Directors recommends you vote FOR proposal 2 2. To vote on an advisory resolution to approve executive compensation For 0 2 years 0 For 0 For 0 Against 0 3 years 0 Against 0 Against 0 Abstain 0 Abstain 0 Abstain 0 Abstain 0 The Board of Directors recommends you vote for 1 YEAR on proposal 3 1 year 0 3. To vote on an advisory resolution on the frequency of the advisory vote on executive compensation The Board of Directors recommends you vote FOR proposal 4 4. To vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2017 The Board of Directors recommends you vote AGAINST proposal 5 5. To vote on a shareholder proposal regarding political contributions disclosure if properly presented at the meeting NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000316446_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2016 Annual Report to Shareholders are available at www.proxyvote.com WYNDHAM WORLDWIDE CORPORATION Annual Meeting of Shareholders May 9, 2017 11:30AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen P. Holmes and Scott G. McLester, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 9, 2017, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Wyndham Worldwide Corporation Employee Savings Plan Voting Instructions When casting your vote, you are directing the trustee of the Wyndham Worldwide Corporation Employee Savings Plan to vote the Wyndham Worldwide Corporation shares credited to the account under the Plan as of the Record Date of March 17, 2017, in accordance with your instructions and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 17, 2017, that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse. Continued and to be signed on reverse side 0000316446_2 R1.0.1.15